UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
SCHEDULE 14A
________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
INFINITY NATURAL RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

NOTICE OF 2026 ANNUAL MEETING OF
STOCKHOLDERS OF INFINITY NATURAL RESOURCES, INC.
April 24, 2026
To our stockholders:
The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Infinity Natural Resources, Inc. (“Infinity” or the “Company”) will take place on June 9, 2026 at 9:30 a.m. Eastern Time. The Annual Meeting will be a virtual meeting of stockholders, conducted exclusively by live webcast. You will be able to attend and participate in the virtual Annual Meeting, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/INR2026 on the meeting date and time described in the accompanying Proxy Statement. Please see the “Questions and Answers About the Annual Meeting” section, which provides additional information on how to participate in our virtual Annual Meeting.
At the Annual Meeting, the holders of our Class A common stock, par value $0.01 per share (“Class A common stock”), Class B common stock, par value $0.01 per share (“Class B common stock” and, together with Class A common stock, the “common stock”), and Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), voting together as a single class, will be asked to:
1.Elect eight directors to our Board of Directors (“Board”) to serve until our 2027 Annual Meeting of Stockholders (the “Director Election Proposal”);
2.Approve, by a non-binding advisory vote, our named executive officer compensation as described in this Proxy Statement (the “Say-On-Pay Proposal”);
3.Recommend, by a non-binding advisory vote, the frequency of future advisory votes to approve our named executive officer compensation (the “Say-On-Frequency Proposal”);
4.Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal”);
5.Approve, pursuant to NYSE Rule 312.03, the issuance of shares of Class A common stock upon the conversion of shares of our Series A Preferred Stock, or otherwise issued pursuant to the Securities Purchase Agreement, dated February 18, 2026 by and among the Company and each of the investors listed on Schedule I attached thereto (the “Preferred Purchasers” and, such agreement, the “Securities Purchase Agreement”) and the corresponding Certificate of Designation of Series A Convertible Preferred Stock of Infinity Natural Resources, Inc. (the “Stock Issuance Proposal”); and
6.Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The holders of our Series A Preferred Stock will vote with the holders of our common stock on an as-converted basis, voting together as a single class, on the matters set forth above. All stockholders of record at the close of business on April 13, 2026, the record date for the Annual Meeting (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting, subject to the Conversion Limitation (as defined below) applicable to the Series A Preferred Stock.

Each record holder of Series A Preferred Stock will have a number of votes equal to the largest number of whole shares of Class A common stock into which such shares are convertible on the Record Date on each matter that is properly brought before the Annual Meeting and on which holders of Series A Preferred Stock are entitled to vote together with common stock as a single class; provided, however, that prior to approval of the Stock Issuance Proposal or a similar stockholder approval, in no event shall the Series A Preferred Stock be convertible into common stock representing more than 19.9% of the shares of common stock issued and outstanding immediately prior to the issuance of the Series A Preferred Stock (the “Conversion Limitation”). Similarly, prior to approval of the Stock Issuance Proposal or a similar stockholder approval, the Preferred Purchasers’ voting power with respect to the Series A Preferred Stock is capped at 19.9% of the shares of common stock issued and outstanding immediately prior to the issuance of the Series A Preferred Stock.
Instead of mailing a printed copy of the proxy materials, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (“Annual Report”), to each stockholder of record, we are providing access to these materials via the internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 24, 2026, a Notice Regarding the Internet Availability of Proxy Materials (the “Notice”) was mailed to our stockholders of record as of the Record Date. The Notice contains instructions on how to electronically access the proxy materials on the internet and how to vote your shares. Instructions for requesting a paper copy of the proxy materials are also contained in the Notice.
Your vote is important. Whether or not you expect to virtually attend the Annual Meeting, please vote as promptly as possible by using the internet or telephone voting procedures described in the Notice and in this Proxy Statement or by requesting a printed copy of the proxy materials (including the proxy card) and completing, signing and returning the enclosed proxy card by mail. We thank you for your continued support and cordially invite you to virtually attend the Annual Meeting.
By Order of the Board of Directors,

Raleigh Wolfe
General Counsel and Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2026: Our proxy statement is attached to this Notice. Financial and other information concerning Infinity Natural Resources, Inc. is contained in our Annual Report. The Proxy Statement and additional information are available free of charge at www.proxyvote.com.

FORWARD-LOOKING STATEMENTS
Some of the information in this Proxy Statement may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please refer to the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the Annual Report for a description of the substantial risks and uncertainties related to any forward-looking statements that may be included in this Proxy Statement.
WEBSITES
Website addresses referenced in this proxy statement are inactive textual references only, and the content on the referenced websites specifically does not constitute a part of this proxy statement and is not incorporated by reference herein.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider before voting. Please read the entire Proxy Statement before voting. For more complete information regarding our 2025 operational and financial performance and definitions of industry terms, please review our Annual Report, which was filed with the Securities and Exchange Commission (“SEC”) on March 10, 2026.
About Infinity
Infinity Natural Resources, Inc. (“Infinity” or the “Company”) is a growth oriented independent energy company focused on the acquisition, development, and production of hydrocarbons in the Appalachian Basin. We are focused on creating stockholder value through the identification and disciplined development of low-risk, highly economic oil and natural gas assets while maintaining a strong and flexible balance sheet. Our operations are focused on the Utica Shale in eastern Ohio as well as our dry gas assets in both the Marcellus and Utica Shales in southwestern Pennsylvania, providing highly economic stacked development inventory that leverages shared infrastructure and operational efficiencies. Our portfolio is balanced across oil and natural gas assets, allowing us to optimize our development plan to respond to changes in commodity prices over time.
Our corporate headquarters are in Morgantown, West Virginia, and shares of our Class A common stock trade on the New York Stock Exchange (the “NYSE”) under the ticker symbol “INR”.
ANNUAL MEETING AND VOTING DETAILS
Annual Meeting Details
Date & Time: June 9, 2026, 9:30 a.m. Eastern Time
Location: www.virtualshareholdermeeting.com/INR2026
Record Date: April 13, 2026
Board Recommendations on Voting Matters

VOTING MATTER		VOTING RECOMMENDATION	PAGE REFERENCE
Proposal 1:	Director Election Proposal	FOR each director nominee	7
Proposal 2:	Say-On-Pay Proposal	FOR	39
Proposal 3:	Say-On-Frequency Proposal	EVERY ONE YEAR	40
Proposal 4:	Auditor Ratification Proposal	FOR	41
Proposal 5:	Stock Issuance Proposal	FOR	43
Voting Your Shares
Even if you plan to virtually attend the Annual Meeting, we strongly encourage you to vote as soon as possible by using one of the methods described below. In all cases, you will need to have your Control Number in hand, which is included on the Notice Regarding the Internet Availability of Proxy Materials (the “Notice”) or Proxy Card you receive in the mail. The deadline to vote is 11:59 p.m. Eastern Time on June 8, 2026 (the day before the Annual Meeting), except for voting that occurs live during the Annual Meeting. If mailed, your completed and signed Proxy Card must be received by June 8, 2026.
By Internet: www.proxyvote.com
By Telephone: 1-800-690-6903

By Mail: Complete, sign, date and return your Proxy Card in the envelope provided
If you are the beneficial owner of shares held in street name (for example, your shares are held in your brokerage account), your method for accessing the proxy materials and voting may vary. Therefore, if you are a beneficial owner, please follow the instructions provided by your broker or nominee to vote by internet, telephone or mail. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information.
You may receive more than one Notice, Proxy Card or other voting instruction form if your shares are held through more than one account (for example, through different brokers or nominees). Each Notice, Proxy Card or other voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

PROPOSAL 1: DIRECTOR ELECTION PROPOSAL
The Board currently consists of ten members, including one member appointed by funds affiliated with Carnelian Energy Capital Management, L.P. (“Carnelian”) pursuant to the Certificate of Designation (as defined herein) (the “Series A Director”). The number of members of our Board is determined from time-to-time by resolution of the Board and is currently set at eleven. The Board is not classified and all of our directors, other than the Series A Director, are elected annually for one-year terms, until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.
Each of the eight director nominees will be voted upon by the holders of our common stock and, subject to the Conversion Limitation, the holders of our Series A Preferred Stock, voting together as a single class. Proxies solicited by the Board will be exercised for the election of each of the director nominees, unless you vote “withhold” with respect to one or more of the nominees. The eight director nominees for election at the Annual Meeting are identified below. Each of the current directors, other than David Sproule who was not nominated for re-election at the end of his current term, has been nominated for election by the Board upon recommendation by the Nominating, Governance and Sustainability Committee of our Board (the “NGS Committee”) and has decided to stand for election, and, if elected to the Board, will serve until the Company’s 2027 annual meeting of stockholders. Mr. Sproule intends to serve on the Board through the end of his current term on the date of the Annual Meeting.
If prior to the Annual Meeting a nominee becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee(s) designated by the Board. As of the mailing of these proxy materials, the Board has no reason to believe any director nominee would not be available to serve.
Board Structure
The following table provides a snapshot of the current members of the Board and its committees.

DIRECTOR	COMMITTEE
	AUDIT	COMPENSATION	NOMINATING, GOVERNANCE & SUSTAINABILITY
Zack Arnold
Steven Cobb
Katherine M. Gallagher	*		**
Scott Gieselman	**	*
Steven D. Gray+		*
Matthew Kelly†			*
Scott McNeill	*
David Poole	*	**	*
William J. Quinn
David Sproule
+   Chairman of the Board     †   Series A Director     *   Member     **   Committee Chair
Director Nomination Process
As set out in our amended and restated certificate of incorporation (the “Charter”), based on their respective voting interest in us, funds affiliated with Pearl Energy Investments, L.P., PEI INR Holdings, L.P., Pearl Energy Investments III, L.P., PEI Infinity-S, LP, PEI INR Co-Invest-B Corp and their affiliates (collectively, “Pearl”) have the right to nominate a number of directors proportionate to their beneficial ownership of the combined voting power of our Class A common stock (assuming conversion of the Series A Preferred Stock) and Class B common stock, and funds affiliated with NGP Energy Capital Management, L.L.C. (collectively, “NGP”) have the right to nominate one director. The Certificate of Designation also entitles Carnelian to appoint one director to our Board.

Directors Elected by Holders of Our Common Stock
Our Charter provides Pearl with the right to nominate a majority of the members of the Board so long as it and its affiliates beneficially own more than 50% of the voting power of the shares of common stock outstanding and entitled to vote generally in the election of directors. When Pearl, together with its affiliates, beneficially owns less than 50% but more than 30% of the voting power of the common stock entitled to vote generally in the election of directors, Pearl will have the right to nominate a number of individuals to the Board proportionate to Pearl’s beneficial ownership of the voting power of the common stock entitled to vote generally in the election of directors, rounded up to the nearest whole number, which shall not be less than three. When Pearl, together with its affiliates, beneficially owns less than 30% but more than 20% of the voting power of the common stock entitled to vote generally in the election of directors, Pearl will have the right to nominate a number of individuals to the Board proportionate to Pearl’s beneficial ownership of the voting power of the common stock entitled to vote generally in the election of directors, rounded up to the nearest whole number, which shall not be less than two. When Pearl, together with its affiliates, beneficially owns less than 20% but at least 10% of the voting power of the common stock entitled to vote generally in the election of directors, Pearl will have the right to nominate one member to the Board. Furthermore, our Charter provides NGP with the right to nominate one individual to the Board so long as it and its affiliates beneficially own at least 10% of the voting power of the common stock entitled to vote generally in the election of directors. As of April 13, 2026, after giving effect to the Conversion Limitation, Pearl and NGP are entitled to nominate five members and one member of the Board, respectively. While NGP maintains the right to nominate one member of the Board, as of February 23, 2026, NGP does not have a director on the Board and has not exercised such right to nominate a director for election at the Annual Meeting.
Series A Director Appointment Right
In connection with the Preferred Investment (as defined herein), Carnelian is entitled to the exclusive right, subject to the approval of the Board, to appoint and elect one director to the Board for so long as Carnelian (i) owns, of record or beneficially, all of the shares of Series A Preferred Stock issued to Carnelian on the initial issue date of the Preferred Investment and (ii) holds of record and beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 3% of the outstanding shares of common stock on a fully diluted basis, including the shares of Class A common stock issuable upon conversion of shares of Series A Preferred Stock. In connection with the Preferred Investment, and pursuant to the Certificate of Designation, Carnelian designated Matthew Kelly to serve on the Board, and Mr. Kelly was appointed to the Board effective February 23, 2026. For a description of the Series A Preferred Stock, including additional information about Carnelian’s director appointment right, see the section of this proxy statement titled “Certain Relationships and Related Party Transactions—Issuance of Series A Preferred Stock.”
As of April 13, 2026 and without giving effect to the Conversion Limitation, Pearl owns INR Units (as defined herein) and corresponding shares of Class B common stock representing approximately 36.1% of our voting power, and NGP owns INR Units and corresponding shares of Class B common stock representing approximately 12.0% of our voting power. As of April 13, 2026 and without giving effect to the Conversion Limitation, funds affiliated with Quantum Capital Group (“Quantum”) own shares of Series A Preferred Stock representing approximately 16.2% of our voting power and Carnelian owns shares of Series A Preferred Stock representing approximately 4.4% of our voting power (together with Pearl, NGP and Quantum representing 68.8% of our combined voting power).
NGS Committee Recommendation Process
The NGS Committee identifies, evaluates and recommends director candidates to our Board with the goal of identifying individuals who will contribute to the Company’s overall corporate goals. The NGS Committee is also tasked with identifying the qualifications, qualities, skills, and other expertise required to be a director and to identify and screen individuals qualified to become members of the Board, consistent with the criteria determined by the NGS Committee to be considered in selecting director nominees. The NGS Committee shall review the contributions and qualifications of incumbent directors in determining whether to recommend that the Board nominate them for reelection to the Board.

The NGS Committee and the Board monitor the mix of specific experience, qualifications and skills of our directors in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively. We are committed to building a well-rounded Board comprised of individuals from different backgrounds, including differences in viewpoints, education, experience and other individual qualifications and attributes.
While the NGS will consider nominees suggested by stockholders, it did not receive any stockholder nominations for the Annual Meeting prior to the deadline for such nominations.
Director Nominees

Zack Arnold Age: 43 Director Since: June 2017	Mr. Arnold has served as our President and Chief Executive Officer and a member of the Board of the Company or INR Holdings since June 2017. From 2014 to 2017, Mr. Arnold acted as the General Manager of Operations at Northeast Natural Energy (“NNE”). Prior to joining NNE, Mr. Arnold held various roles at Chesapeake Energy Corp. (Nasdaq: CHK) including Drilling Engineer, Completions Superintendent and Operations Manager. Mr. Arnold began his career as a Production Engineer with Chevron Corporation (NYSE: CVX) in Bakersfield, CA where he was exposed to the safety culture, operational excellence and the process-oriented mindset of a major energy company. Mr. Arnold is a graduate of Marietta College where he holds a degree in petroleum engineering. Mr. Arnold’s extensive industry background and deep knowledge of our business make him a valuable resource to the Board.
Steven Cobb Age: 37 Director Since: June 2017 Independent	Mr. Cobb has served as a member of the Board of the Company or INR Holdings since June 2017. Mr. Cobb is also a Partner of Pearl Energy Investments and has held such role since January 2025, and prior to that he was a Managing Director since August 2015. As a member of Pearl’s investment team, Mr. Cobb is involved in portfolio management, firm strategy, business development, LP relations and fundraising. Prior to joining Pearl, from August 2011 to August 2015, Mr. Cobb was employed at Pioneer Natural Resources, where he served as an Operations Engineer, Reservoir Engineer, and most recently, Supervisor of Investor Relations. Steven holds a B.S. in Petroleum Engineering from the University of Oklahoma and an M.B.A. in finance from Southern Methodist University. Mr. Cobb was designated to continue serving on the Board by Pearl and its affiliates pursuant to the rights granted to Pearl in the Charter. Mr. Cobb brings deep industry and investing experience to the Board.
Katherine M. Gallagher Age: 42 Director Since: January 2025 Independent Committees: •Audit Committee •Nominating, Governance & Sustainability Committee
Ms. Gallagher has served as a member of the Board since January 2025. Ms. Gallagher previously served as a Corporate Regulatory Advisor for Pioneer Natural Resources from September 2014 to May 2017. Prior to that, Ms. Gallagher served in various roles for Pioneer Natural Resources from September 2007 to September 2014, including as a Field Operations Manager, Operations Engineering Supervisor, Special Project Engineer and Senior Operations Engineer. Before that, Ms. Gallagher served as a Materials Engineer for Chevron Corp. from June 2005 to September 2007. Ms. Gallagher holds a Bachelor of Science degree in Metallurgical and Materials Engineering, with a minor in Economics, from the Colorado School of Mines, and a Master of Science degree in Petroleum Engineering from Texas A&M University. Ms. Gallagher brings deep experience and intimate knowledge of the oil, gas and energy industry to the Board.

Scott Gieselman Age: 62 Director Since: January 2025 Independent Committees: •Audit Committee •Compensation Committee	Mr. Gieselman has served as a member of the Board since January 2025. Mr. Gieselman was a Partner for NGP Energy Capital Management until 2023, a position he held since April 2007. Mr. Gieselman served as a director of certain private and public NGP portfolio companies. Prior to joining NGP, Mr. Gieselman served in various positions in the investment banking energy group of Goldman Sachs & Co. LLC, where he became a partner in 2002. Mr. Gieselman served as a director for Switchback II Corporation from December 2020 until the closing of its business combination with Bird Rides, Inc. in November 2021, Switchback Energy Acquisition Corporation from May 2019 until the closing of its business combination with ChargePoint Holdings, Inc. (NYSE: CHPT) in February 2021, HighPoint Resources Corporation from March 2018 until the closing of its merger with Bonanza Creek Energy, Inc. in April 2021, WildHorse Resource Development Corporation from September 2016 until it was acquired by Chesapeake Energy Corporation (NASDAQ: CHK) in February 2019, Chesapeake Energy Corporation from May 2019 to November 2019, Rice Energy, Inc. from January 2014 until April 2017, Memorial Resource Development Corp. from June 2014 until it was acquired by Range Resources Corporation (NYSE: RRC) in September 2016, and Memorial Production Partners GP LLC from December 2011 until March 2016. Mr. Gieselman holds a Master of Business Administration degree and a Bachelor of Science degree from Boston College. Mr. Gieselman brings deep experience and an intimate knowledge of the oil, gas and energy industry to the Board.
Steven D. Gray Age: 66 Director Since: January 2025 Independent Committees: •Compensation Committee	Mr. Gray has served as the Chairman of the Board since January 2025. Mr. Gray served as Co-founder, Director, and Chief Executive Officer of RSP Permian Inc. (“RSP Permian”) from 2010 until its merger with Concho Resources (“Concho”) in 2018. After the merger with Concho, he joined Concho’s Board of Directors and served until Concho was acquired by ConocoPhillips (NYSE: COP) in 2021. Prior to forming RSP Permian, Mr. Gray founded several successful oil and gas ventures spanning nearly 20 years in partnerships with Natural Gas Partners, a Dallas, Texas based private equity firm. Before that, Mr. Gray spent 11 years employed in the oil and gas industry in various capacities as a petroleum engineer. Mr. Gray currently serves as Chairman of the Board of Directors of Permian Resources Corporation (NYSE: PR), as well as a Director on the Texas Tech Foundation Advisory Board. Mr. Gray previously served as a Director on the Board of Directors of Range Resources Corporation (NYSE: RRC) from October 2018 to October 2024. Mr. Gray holds a Bachelor of Science in Petroleum Engineering degree from Texas Tech University. Mr. Gray brings extensive experience as an executive for numerous upstream oil and gas companies, including as CEO, as well as prior public board service to the Board.

Scott McNeill Age: 54 Director Since: April 2026 Independent Committees: •Audit Committee	Mr. McNeill has served as a member of the Board since April 2026. He is currently the Chief Executive Officer of Peak Rentals, LLC, an equipment rental company serving the energy industry. He is also the Managing Member of Headwall Capital, an investment company pursuing opportunities in the energy sector. From 2021 to 2024, Mr. McNeill held multiple senior leadership roles at Black Mountain Sand Holdings LLC (“BMS”), including Executive Chairman, Chief Executive Officer, and Chief Financial Officer, and served on its board of directors. His leadership at BMS culminated in its merger with Covia Energy to form Iron Oak Energy Solutions LLC (“Iron Oak”), and he currently serves on Iron Oak’s board of directors. Prior to joining Iron Oak, from 2019 to 2021, he was co-founder and Chief Executive Officer of Switchback Energy Acquisition Corporation (NYSE: SBE) and Co-Chief Executive Officer of Switchback II Corporation (NYSE: SWBK), serving on the boards of both entities. From 2013 until its merger in 2018 with Concho Resources Inc. (NYSE: CXO), Mr. McNeill served as Chief Financial Officer and a director of RSP Permian Inc. (NYSE: RSPP), an upstream oil and gas company. Before joining RSP Permian, Mr. McNeill spent 15 years in energy investment banking and most recently served as a managing director in the energy investment banking group of Raymond James Financial, Inc., advising companies operating in the exploration and production, midstream, and energy service and equipment segments of the energy industry. Mr. McNeill holds a B.B.A from Baylor University and an M.B.A from the University of Texas at Austin and is a certified public accountant in the State of Texas. Mr. McNeill brings extensive experience in energy, finance, accounting, and capital markets, including as a public company executive as CEO and CFO, as well as prior public board service, to the Board.

David Poole Age: 64 Director Since: January 2025 Independent Committees: •Audit Committee •Compensation Committee •Nominating, Governance & Sustainability Committee	Mr. Poole has served as a member of the Board since January 2025. Mr. Poole is currently Of Counsel at the law firm of Wick Phillips LLP. Mr. Poole previously served as General Counsel and Corporate Secretary of Range Resources Corporation (NYSE: RRC) from June 2008 until March 2023. Prior to joining Range, Mr. Poole was with TXU Corp. (“TXU”) in its legal department from 2004 to 2008, serving most recently as General Counsel. Prior to joining TXU, Mr. Poole spent 16 years at the law firm of Hunton & Williams LLP, most recently as a Partner. Mr. Poole holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and a Juris Doctor degree from the Texas Tech School of Law. Mr. Poole brings deep industry and legal knowledge and prior experience in public oil, gas and energy companies to the Board.
William J. Quinn Age: 55 Director Since: June 2017 Independent	Mr. Quinn has served as a member of the Board of the Company or INR Holdings since June 2017. Mr. Quinn is also a Founder and Managing Partner of Pearl Energy Investments. Prior to founding Pearl in 2015, Mr. Quinn served as Managing Partner of Natural Gas Partners. In his capacity as Managing Partner, he co-managed NGP’s investment portfolio and played an active role in the full range of NGP’s investment process. Mr. Quinn also serves on the boards of directors of a number of Pearl companies and their affiliates. Mr. Quinn currently serves on the board of directors of Permian Resources Corporation (NYSE: PR), a position he has held since September 2022. From September 2021 until May 2022, he served as a director and Chairman of the board of directors of Spring Valley Acquisition Corporation, which is now called NuScale Power Corporation (NYSE: SMR) following the company’s business combination in May 2022. Mr. Quinn holds a Master of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Science degree in Economics, with honors, from the Wharton School of the University of Pennsylvania with a concentration in Finance. Mr. Quinn was designated to continue serving on our board of directors by Pearl and its affiliates pursuant to the rights granted to Pearl in the Charter. Mr. Quinn brings deep industry and investing experience to the Board.
Series A Director

Matthew Kelly Age: 36 Director Since: February 2026 Independent Committees: •Nominating, Governance & Sustainability Committee	Mr. Kelly has served as a member of the Board since February 2026. Mr. Kelly is a Managing Director at Carnelian Energy Capital Management, L.P., where he is responsible for leading investment sourcing regions, transaction due diligence and execution and monitoring active portfolio companies. Mr. Kelly joined Carnelian in 2015 and has more than a decade of experience in the energy industry. In his time with Carnelian, Mr. Kelly has worked directly with more than 15 upstream and midstream companies throughout the investment lifecycle and focused across numerous North American oil and gas basins under a variety of investment strategies. Prior to Carnelian, Mr. Kelly was an Investment Banking Analyst with Wells Fargo Securities’ Energy & Power Investment Banking Group from June 2013 to February 2015, where he focused on mergers and acquisitions, capital markets financings and strategic advisory assignments for clients across the upstream, midstream and oilfield services sectors. Mr. Kelly received a B.B.A. and an M.P.A. in Accounting in 2013 from The University of Texas at Austin.
Mr. Kelly does not receive any compensation for his services as a director. Mr. Kelly entered into the Company’s standard form of indemnification agreement, the form of which has been filed with the Annual Report.

The Board affirmatively determined that Mr. Kelly is an independent director within the meaning of the NYSE listing standards. There are no family relationships between Mr. Kelly and any other Board member or executive officer. Mr. Kelly is not a party to any transaction with any related person required to be disclosed pursuant to Item 404(a) of Regulation S-K other than the transactions contemplated by the Securities Purchase Agreement.
Family Relationships
There are no family relationships among any of our executive officers, directors or nominees.
Vote Required and Board Voting Recommendation
Directors will be elected at the Annual Meeting by a plurality of the votes cast in respect of the shares present in person or represented by proxy and entitled to vote on the election of directors. Abstentions and broker non-votes will have no effect on the voting results for the election of directors.
Our Board unanimously recommends you vote “FOR” the election of each of the director nominees named above.

CORPORATE GOVERNANCE
Our website (www.infinitynaturalresources.com) includes materials that are helpful in understanding our corporate governance practices, including our Corporate Governance Guidelines, Code of Ethics, Policy for Accounting-Related Complaints and charters for the committees of our Board.
Board Role in Risk Oversight
As an oil and gas exploration and production company, we encounter a variety of risks, including, among others, commodity price volatility and supply and demand risks, risks associated with rising costs of doing business, legislative and regulatory risks, availability of capital and financing, risks associated with our development, acquisition and production activities, environmental and weather-related risks, cybersecurity risks and risks associated with political instability. We encourage you to read a discussion of the risks we face in “Risk Factors” of the Annual Report.
Our senior management is responsible for the day-to-day management of the risks we face. Management periodically reports significant risk exposures to the Board or one or more of its committees.
The Board, directly and through its committees, oversees our management of risk exposures. Specifically, the Board is responsible for ensuring that the risk management processes designed and implemented by management are adequate to address the risks we face and function as intended. The Board has delegated certain risk oversight responsibility to its committees. The Audit Committee is charged with oversight of the integrity of our financial statements, our system of internal controls, related party transactions, cybersecurity and risks relating to legal and regulatory compliance. The Compensation Committee is charged with oversight of risks related to compensation arrangements, including whether incentive compensation arrangements encourage excessive risk-taking, and other risks related to our human capital. The NGS Committee is charged with oversight of our corporate governance processes, board and committee structure, succession planning and ESG matters.
Board Independence
The NYSE listing rules require that a majority of the board of directors of a company listed on the NYSE be composed of “independent directors,” which is generally defined as a person who the board of directors determines has no “material relationship” with the company. Our Board has determined that Steven Cobb, Katherine Gallagher, Scott Gieselman, Steven Gray, Matthew Kelly, Scott McNeill, David Poole and Billy Quinn are independent within the meaning of the NYSE listing rules. Our Board has affirmatively determined that: (i) Messrs. Gieselman, Gray and Poole, the current members of our Compensation Committee, meet the definition of “independent director” for purposes of serving on a compensation committee under the NYSE listing rules; and (ii) Messrs. Gieselman, McNeill and Poole and Ms. Gallagher, the current members of the Audit Committee, meet the definition of “independent director” for purposes of serving on an audit committee under the NYSE listing rules and are “independent” under Rule 10A-3 of the Exchange Act. In making these independence determinations, our Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director or entities with which they are affiliated. In addition to determining whether each director satisfies the director independence requirements set forth in the NYSE listing requirements, in the case of members of our audit committee, our Board has also made an affirmative determination that members satisfy the separate independence requirements under the NYSE and SEC rules for such members.
In evaluating a director candidate’s qualifications, the Board assesses whether such a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our ability to manage and direct our affairs and business, including the committees of the Board. Our directors hold office until the earlier of their death, resignation, retirement, disqualification or removal or until their successors have been duly elected and qualified.

Board Leadership Structure
Our Corporate Governance Guidelines set forth the policy with respect to the separation of the offices of chairperson of the Board (the “Chairperson”) and Chief Executive Officer. The Board will periodically appoint a Chairperson. Under our Corporate Governance Guidelines, the Chairperson and the CEO role may be filled by the same individual. In the event the Chairperson is not independent, the Board will select a lead independent director who will have authority to, among other things, serve as liaison between the Chairperson and the independent directors, lead executive sessions of the Board, call meetings of the independent directors, and approve meeting agendas, schedules and information sent to the Board.
The Board currently maintains a leadership structure whereby the Chairperson is an independent director. The Board believes that having a Chairperson who is independent of management provides strong leadership for the Board and helps ensure critical and independent thinking with respect to our strategy and performance. Our CEO is also a member of the Board, and the Board anticipates that our CEO will be nominated annually to serve on the Board. We believe this is important to make information and insight directly available to the directors in their deliberations. The Board believes that its current leadership structure provides an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.
We will appropriately disclose the name of the Chairperson and any lead independent director and the method by which interested parties may contact the independent Chairperson, any lead independent director or the independent directors as a group.. The Board conducts an annual assessment of its leadership structure to determine that the leadership structure is the most appropriate for the Company at the time, taking into account the recommendations of the NGS Committee.
Succession Planning
The NGS Committee oversees and approves plans for succession planning. As it relates to CEO and CFO succession planning, the NGS Committee identifies the qualities and characteristics necessary for an effective CEO or CFO and monitors and reviews the development and progression of potential candidates against these standards. The NGS Committee also regularly consults with our CEO on senior management succession planning.
Plurality Voting in Director Elections
Our Bylaws provide that directors, other than the Series A Director, are elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The plurality voting standard does not require a director nominee to receive a majority of the votes cast in order to be elected. Under a plurality voting standard, the director nominees who receive the greatest number of votes cast “FOR” their election are elected as directors, up to the maximum number of directors to be elected at the meeting. Votes “WITHHELD” with respect to any director nominee and broker non-votes, if any, will not be counted as votes cast for purposes of the election of directors and therefore will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights in the election of directors.
Pursuant to the Certificate of Designation, Carnelian has the exclusive right to appoint and elect the Series A Director.
Board Meetings
Our Board conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2025, the Board held five meetings and each of our directors attended at least 80% of the meetings of the Board and the Board committees on which they served.
Committees of the Board
The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating, Governance and Sustainability Committee. Each of the committees reports to the Board as it deems appropriate and as the Board may request. The composition of the committees as of April 13, 2026, as well as the duties and responsibilities of each of the committees, are set forth below. From time to time and as necessary to address specific issues, our Board may establish other committees.

COMMITTEE MEMBERSHIP
INDEPENDENT DIRECTOR	AUDIT	COMPENSATION	NOMINATING, GOVERNANCE AND SUSTAINABILITY
Steven Gray
Katherine Gallagher
Scott Gieselman
Matthew Kelly
Scott McNeill
David Poole
Number of Meetings Held in 2025	4	4	2
Chairperson of the Board Committee Chair Committee Member
Audit Committee
The principal functions of our Audit Committee are detailed in the Audit Committee charter, which is posted on the Investor Relations portion of our website at ir.infinitynaturalresources.com, and include:
•the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
•pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
•reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
•setting clear hiring policies for employees or former employees of the independent auditors;
•setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•reviewing our annual audited financial statements and quarterly financial statements with management and our independent auditors prior to their final completion and filing with the SEC;
•reviewing the adequacy and effectiveness of our internal control policies and procedures, including the results of management’s testing of the operating effectiveness of controls;
•reviewing and approving any related party transaction required to be disclosed pursuant to our Related Party Transactions Policy, which includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC, prior to us entering into such transaction;
•reviewing the program, policies and systems we have in place to monitor compliance with the Code of Ethics and any ethics complaints we may receive; and
•reviewing with management, the independent auditors and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.
Our Audit Committee consists of Katherine Gallagher, Scott Gieselman, Scott McNeill and David Poole, with Mr. Gieselman serving as the committee chair. Our Board has affirmatively determined that (i) Messrs. Gieselman, McNeill and Poole and Ms. Gallagher meet the definition of “independent director” for purposes of serving on an audit committee under the NYSE listing rules and the rules and regulations of the SEC and (ii) Messrs. Gieselman and McNeill qualify as “audit committee financial experts,” as such term is defined in Item 401(h) of Regulation S-K.
Compensation Committee
The principal functions of our Compensation Committee are detailed in the Compensation Committee charter, which is posted on the Investor Relations portion of our website at ir.infinitynaturalresources.com, and include:
•reviewing and approving on an annual basis the corporate goals and objectives relevant to our CEO’s and CFO’s compensation, evaluating our CEO’s and CFO’s performance in light of such goals and objectives and determining and approving the compensation (if any) of our CEO and CFO based on such evaluation;
•administering our Omnibus Plan (as defined herein);
•reviewing and approving on an annual basis the compensation of all of our other executive officers;
•reviewing on an annual basis our executive compensation policies and plans;
•implementing and administering our incentive compensation plans;
•evaluating whether our compensation arrangements encourage unnecessary or excessive risk taking;
•assisting management in complying with our proxy statement and annual report disclosure requirements;
•approving all special cash payments and other special compensation and benefit arrangements for our executive officers;
•producing a report on executive compensation to be included in our proxy statement;
•selecting and retaining independent compensation consultants;
•supporting management’s engagement with stockholders on executive compensation matters;
•considering the voting results of prior say-on-pay proposals; and
•reviewing, evaluating and recommending changes, if appropriate, to the compensation for directors.
Our Compensation Committee consists of Scott Gieselman, Steven Gray and David Poole, with Mr. Poole serving as the committee chair. Our Board has affirmatively determined that Messrs. Gieselman, Gray and Poole meet the definition of “independent director” for purposes of serving on a compensation committee under the NYSE listing rules.
The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors (independent or otherwise) to assist in carrying out its responsibilities. For information regarding the role of our CEO, CFO, other executive officers and compensation consultants in determining our executive and director compensation, please refer to the section entitled “Executive Compensation.”
Nominating, Governance and Sustainability Committee
The principal functions of our NGS Committee are detailed in the charter of the NGS Committee, which is posted on the Investor Relations portion of our website at ir.infinitynaturalresources.com, and include:
•assisting the Board in identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;
•recommending director nominees for election or for appointment to fill vacancies;
•reviewing and making recommendations to the Board on corporate governance matters;

•monitoring the independence of directors;
•overseeing and approving plans for CEO and CFO succession;
•overseeing annual evaluations of the Board, its committees and our management;
•ensuring the availability of director education programs;
•reviewing and monitoring our policies, controls and systems relating to ESG matters, as well as broader ESG trends; and
•reviewing the Company’s policies and contributions related to corporate charitable and philanthropic activities and public policy advocacy efforts.
The NGS Committee also develops and recommends to the Board corporate governance processes and best practices and assists in implementing them, including conducting a regular review of such processes and practices. Pursuant to its charter, the NGS Committee will treat recommendations for directors that are received from our stockholders equally with recommendations received from any other source. The NGS Committee oversees the annual performance evaluation of the Board and the committees of the Board and makes a report to the Board on succession planning.
Our NGS Committee consists of Katherine Gallagher, Matthew Kelly and David Poole, with Ms. Gallagher serving as the committee chair. Our Board has affirmatively determined that Messrs. Kelly and Poole and Ms. Gallagher meet the definition of “independent director” for purposes of serving on a nominating/corporate governance committee under the NYSE listing rules.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2025, no officer or employee of the Company served as a member of our Compensation Committee. None of our executive officers serve, or have served during the year ended December 31, 2025, as a member of the board of directors or compensation committee of any entity that has or had one or more executive officers serving on our Board or Compensation Committee.
Code of Ethics
We have adopted a written Code of Ethics that applies to our directors, officers and employees including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that, among other purposes, is intended to promote and foster a culture of ethical conduct and assist directors, officers and employees in recognizing, avoiding and resolving ethical issues. The Code of Ethics covers various topics, including the standards of honest and ethical conduct, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance, disclosure and regulatory reporting, reporting and investigation of violations, prohibition on retaliation, enforcement, waivers and others.
Our Code of Ethics is designed to comply with SEC regulations and NYSE listing standards related to codes of conduct and ethics and is posted under the Governance section of our website at ir.infinitynaturalresources.com. A copy of our Code of Ethics is also available free of charge, upon request directed to Infinity Natural Resources, Inc., 2605 Cranberry Square, Morgantown, West Virginia, 26508, Attention: General Counsel and Secretary. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K or the NYSE rules concerning any amendments to, or waivers from, any provision of the Code of Ethics by posting such information under the Governance section of on our website. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this Proxy Statement.
Complaint and Reporting Procedures
We have established complaint and reporting procedures that are posted on the Investor Relations portion of our website at ir.infinitynaturalresources.com. Any person, whether or not an employee, who has a concern about our conduct or the conduct of our employees, may, in an anonymous manner, communicate that concern by calling one of our hotlines. Our Whistleblower Hotline is available at 1-800-916-7037 (Company Identifier: 467) and is intended to facilitate reporting of accounting and compliance issues. This hotline is available to all interested parties 24 hours a day, seven days a week. Complaints may also be reported anonymously online at https://irdirect.net/INR/whistleblower_iframe/.
Annual Board and Committee Evaluation Process
The Board and each of our committees conducted self-evaluations related to their performance in 2025. The NGS Committee supervises the performance evaluations and uses various processes from year to year in order to solicit feedback, including Board and committee-level questionnaires prepared by each of the Board and committee members, the responses to which are used to evaluate the effectiveness of Board and committee performance and to identify areas for improvement and issues for further discussion. Following a discussion of the results of the evaluations, the Board and each committee review and discuss the evaluation results and take this information into account when assessing the qualifications of the Board and its directors, further enhancing the effectiveness of the Board and its committees over time.
Policies Relating to Our Board
Stockholder Communications with the Board
All interested parties, including stockholders, who wish to contact the Board may send written correspondence to Infinity Natural Resources, Inc., 2605 Cranberry Square, Morgantown, West Virginia, 26508, Attention: General Counsel and Secretary. Communications may be addressed to any individual director, to the non-management or independent directors as a group or to the Board as a whole, marked as confidential or otherwise. Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication.
Separate Sessions of Independent Directors
Our Corporate Governance Guidelines require the Board to hold executive sessions for the independent directors, without any non-independent directors or management present, on a regularly scheduled basis but not less than once per year. Our independent directors met in executive session presided by the Chairperson of the Board on four occasions in 2025.
Director Attendance at Annual Meeting of Stockholders
Although we do not have a formal policy regarding director attendance at our Annual Meeting, we encourage directors to attend our annual meeting of stockholders.
Stockholder Engagement
We believe that maintaining an open dialogue with our stockholders provides critical feedback for our Board and executive management team on a wide range of topics including our short- and long-term business strategy, financial and operational performance, ESG matters, governance practices, executive compensation program and other matters of importance.

AUDIT COMMITTEE REPORT
While the Audit Committee has the responsibilities and powers set forth in its charter, and the Company’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.
The Audit Committee has reviewed and discussed with management of the Company and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2025 (the “Audited Financial Statements”).
The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, as in effect on the date of this Proxy Statement.
The Audit Committee has: (1) considered whether non-audit services provided by Deloitte & Touche LLP are compatible with its independence; (2) received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence; and (3) discussed with Deloitte & Touche LLP its independence.
Based on the reviews and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 10, 2026.
Respectfully submitted,
The Audit Committee
Scott Gieselman (Chair)
Katherine M. Gallagher
David Poole
Scott McNeill

EXECUTIVE COMPENSATION
We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. In accordance with those rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to our “Named Executive Officers” or “NEOs,” who are our principal executive officer and our next two other most highly compensated executive officers at the end of the fiscal year ending December 31, 2025 (the “2025 Fiscal Year”). Accordingly, our “Named Executive Officers” for the 2025 Fiscal Year are:

Name	Principal Position
Zack Arnold	President, Chief Executive Officer and Director
David Sproule	Executive Vice President, Chief Financial Officer and Director
Raleigh Wolfe	General Counsel and Secretary
2025 Summary Compensation Table
The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the 2025 Fiscal Year and the fiscal year ended December 31, 2024.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Zack Arnold	2025	$410,349	$1,000	$2,899,009	$34,959,578	$552,500	$58,012	$38,880,448
Chief Executive Officer	2024	$350,000	$200,000	—	—	—	$22,641	$572,641
David Sproule	2025	$410,349	$1,000	$2,899,009	$34,959,578	$552,500	$52,052	$38,874,488
Executive Vice President & Chief Financial Officer	2024	$350,000	$200,000	—	—	—	$22,713	$572,713
Raleigh Wolfe	2025	$338,731	$1,000	$3,084,474	—	$341,250	$38,391	$3,803,846
General Counsel	2024	$155,738	$156,000	—	—	—	—	$311,738
____________
(1)Amounts in this column reflect the base salary earned by each Named Executive Officer in the applicable fiscal year.
(2)Amounts in this column for the 2025 Fiscal Year reflect discretionary holiday bonuses for each of Messrs. Arnold, Sproule and Wolfe.
(3)The amounts reported in this column represent the aggregate grant date fair value of the stock-based awards granted to the Named Executive Officers during the 2025 Fiscal Year, as computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). In the 2025 Fiscal Year, Messrs. Arnold, Sproule and Wolfe each received a grant under the Omnibus Plan of PSUs, and Mr. Wolfe additionally received grants of RSUs (each, as defined in the section titled “Narrative Disclosure to Summary Compensation Table—Long-Term Equity Incentive Compensation”) in connection with the closing of the Company’s initial public offering (“IPO”) on February 3, 2025 and in connection with the Company’s annual grants. The amounts reported in this column in respect of the PSUs reflect the Company’s determination of the probable outcome of the applicable performance-vesting conditions. Assuming maximum performance for the PSUs granted to our Named Executive Officers in the 2025 Fiscal Year, the grant date fair value included in this column for Messrs. Arnold, Sproule and Wolfe would be equal to approximately $6,749,990, $6,749,990 and $2,250,014, respectively. The aggregate grant date fair value of the RSUs is the amount that the Company expects to expense for accounting purposes over the award’s vesting schedule and does not correspond to the actual value, if any, that the Named Executive Officers will realize from the award as the actual value of the RSUs at the time of vesting may vary from the value used for accounting purposes. See the section titled “Narrative Disclosure to Summary Compensation Table—Long-Term Equity Incentive Compensation” for more information.
(4)The amounts reported in this column represent the modification charge under FASB ASC 718 in connection with the recapitalization of Incentive Units held by Messrs. Arnold and Sproule into INR Units during the 2025 Fiscal Year in connection with the closing of the IPO. See the section titled “Long-Term Equity Incentive Compensation—Recapitalization of Incentive Units” for more information.
(5)The amounts reported in this column reflect the performance-based annual cash bonuses earned by each of Messrs. Arnold, Sproule and Wolfe in the 2025 Fiscal Year under the Company’s short-term incentive program, which were paid in 2026.
(6)Amounts in this column for the 2025 Fiscal Year reflect the following:

Name	401(k) Plan Employer Contributions ($)	Life Insurance Premium Subsidies ($)	Other Perquisites and Benefits ($)(i)	Total ($)
Zack Arnold	17,500	715	39,797	58,012
David Sproule	17,500	787	33,765	52,052
Raleigh Wolfe	17,500	—	20,891	38,391
(i)This column represents the value of other benefits provided to each of the Named Executive Officers in the 2025 Fiscal Year, including (a) wealth management services and incremental cost of spouse travel for all Named Executive Officers, (b) the aggregate incremental cost to the Company of the personal use of Company-owned vehicles and cell phone plans for Messrs. Arnold and Sproule and (c) gym membership fees for Mr. Sproule.
Narrative Disclosure to the Summary Compensation Table
The Company maintains a compensation philosophy centered on pay-for-performance. The majority of each executive officer’s compensation is variable and at risk, contingent upon the achievement of key performance metrics and long-term stock price performance. This structure is designed to align the interests of executive officers with those of stockholders. Certain best practice elements of our compensation program are described below.

WHAT WE DO		WHAT WE DON'T DO
✓	Award majority of NEO compensation as performance-based, at-risk compensation	X	No hedging or pledging of Company securities by NEOs or other officers or employees
✓	Majority of annual incentive goals tied to quantitative metrics	X	No single-trigger change-in-control stock grant vesting or severance benefits and no excise tax gross-ups
✓	Long-term incentive program tied to relative TSR against industry peers and absolute TSR	X	No employment agreements with our NEOs or other officers or employees
✓	Cap maximum payout opportunities for short- and long-term incentive compensation	X	No guaranteed bonuses for any of our NEOs or other officers or employees.
✓	Meaningful stock ownership guidelines adopted for the NEOs
✓	Clawback policy in place requiring recoupment of erroneously awarded incentive-based compensation in the event the Company is required to prepare a financial statement restatement
✓	Use an independent compensation consultant retained by, and reporting directly to, the Compensation Committee
Long-Term Equity Incentive Compensation
Recapitalization of Incentive Units
We granted long-term equity incentive awards to Messrs. Arnold and Sproule in the form of membership interests in INR Holdings on July 17, 2024 (the “2024 Incentive Units”) and in 2017 (the “2017 Incentive Units,” and together with the 2024 Incentive Units, the “Incentive Units”), that were intended to constitute profits interests for U.S. federal income tax purposes. The Incentive Units were subject to time- and performance-based vesting requirements. In connection with the closing of the IPO on February 3, 2025, all outstanding unvested Incentive Units (which automatically vested) and vested Incentive Units were recapitalized into common units representing limited liability company interests in INR Holdings (“INR Units”). Following the closing of the IPO, long-term incentive compensation has been and will be awarded to our Named Executive Officers pursuant to the Omnibus Plan, as described below.
Omnibus Incentive Plan
Effective January 20, 2025, our Board adopted and approved the Infinity Natural Resources, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) for employees, consultants and directors, which became effective upon the consummation of the IPO. Our Named Executive Officers are eligible to participate in the Omnibus Plan, which provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance stock units (“PSUs”), stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards. The purpose of the Omnibus Plan is to align the interests of our eligible service providers, including our Named Executive Officers, with those of our stockholders. The awards made to our Named Executive Officers under the Omnibus Plan are discussed below.
In connection with the IPO, Mr. Wolfe received a one-time grant of 62,500 RSUs, which vested in full on February 3, 2026. In addition, on March 17, 2025, Messrs. Arnold and Sproule each received an annual grant of 130,586 PSUs and Mr. Wolfe received an annual grant of 43,529 PSUs and 43,529 RSUs.

The annual PSUs granted to our Named Executive Officers in the 2025 Fiscal Year cliff vest and are earned at a level between 0% and 300% based on the achievement of the Company’s relative total shareholder return as compared to its relative TSR peer group and absolute shareholder return, in each case, over the performance period beginning on March 3, 2025 and ending on December 31, 2027 and subject to the Named Executive Officer’s continued service through the date that such performance results are determined. The annual RSUs granted to Mr. Wolfe in the 2025 Fiscal Year vest ratably over a three-year period, subject to continued employment through each applicable vesting date.
See the section below titled “Potential Payments upon Termination or Change in Control—Equity Award Treatment” for details regarding the payments that our Named Executive Officers are eligible to receive pursuant to the Omnibus Plan and their applicable award agreements upon certain terminations of employment or a change in control.
Outstanding Equity Awards at 2025 Fiscal Year-End
The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2025.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares of Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Zack Arnold	—		—	130,586	(3)	$1,923,532
David Sproule	—		—	130,586	(3)	$1,923,532
Raleigh Wolfe	62,500	(4)	$920,625	—		—
	43,529	(5)	$641,182	—		—
	—		—	43,529	(3)	$641,182
___________
(1)Represents RSUs and PSUs, as applicable, that are outstanding as of December 31, 2025.
(2)The amounts in this column were calculated by multiplying the number of RSUs or PSUs, as applicable, held by our Named Executive Officers by $14.73, the closing price of our common stock on the NYSE on December 31, 2025.
(3)Represents PSUs granted on March 17, 2025 which cliff vest based on the achievement of the Company’s relative total shareholder return as compared to its relative TSR peer group and absolute shareholder return, in each case, over the performance period beginning on March 3, 2025 and ending on December 31, 2027 and subject to the Named Executive Officer’s continued service through the date that such performance results are determined. The number of PSUs reported in the table reflect amounts based on target performance (100% of target).
(4)Represents the one-time RSUs that vested in full on February 3, 2026.
(5)Represents RSUs granted on March 17, 2025 that are subject to Mr. Wolfe’s continued employment through each applicable vesting date and will vest in equal one-third increments on the first three anniversaries of the date of grant.
Additional Narrative Disclosure
Confidentiality and Non-Compete Agreements
Messrs. Arnold and Sproule have not entered into any employment agreements with the Company (or any of its subsidiaries or affiliates). However, on June 6, 2017, Messrs. Arnold and Sproule each entered into a confidentiality and non-compete agreement (“Confidentiality Agreement”) with INR Holdings in connection with the commencement of his employment. The Confidentiality Agreements provide for the following restrictive covenants: (i) non-competition during employment and for a certain period (up to 24 months) following termination (as described further below), (ii) non-solicitation of employees or service providers during employment and for 24 months following termination, (iii) perpetual non-disclosure of confidential information, and (iv) assignment of intellectual property.
Wolfe Offer Letter and Non-Disclosure Agreement
Mr. Wolfe has not entered into any employment agreement with the Company (or any of its subsidiaries or affiliates). In connection with the commencement of his employment, Mr. Wolfe entered into an offer letter (the “Wolfe Offer Letter”) with the Company. The Wolfe Offer Letter provided for an annual base salary for 2024, an annual bonus opportunity (including a guaranteed bonus of $150,000 for the 2024 Fiscal Year) and eligibility to participate in the Company’s benefit plans and programs.
In addition, on June 24, 2024, Mr. Wolfe entered into a confidentiality and non-disclosure agreement with the Company in connection with the commencement of his employment, which provides for the non-disclosure of confidential information and assignment of intellectual property.
Stock Ownership Guidelines
Effective November 2025, the Compensation Committee approved the adoption of stock ownership guidelines for Infinity’s named executive officers and non-employee directors. The stock ownership guidelines are intended to further align the interests of our non-employee directors and named executive officers with the interests of our stockholders. Under this policy, our named executive officers and non-employee directors must hold shares of our common stock equal to a multiple, based upon position, of their base salary or annual cash retainer, as applicable. The multiples applicable to our executive officers and non-employee directors are as follows:
•Chief Executive Officer and Chief Financial Officer, 5x base salary;
•Other Named Executive Officers, 3x base salary; and
•Non-employee Directors, 5x annual cash retainer.
Covered individuals who are subject to the guidelines are required to achieve the applicable stock ownership requirement within five years after first becoming subject to the guidelines. All covered individuals shall retain a minimum of 50% of the net shares issued upon vesting of equity-based awards to him or her pursuant to any equity incentive plan of the Company until they achieve compliance with the guidelines.
The following holdings count towards compliance with our stock ownership guidelines:
•Shares acquired via open market purchase or owned directly (or through a family trust);
•Deferred stock units;
•Vested and unvested restricted stock and restricted stock units; and
•Shares held under qualified benefit plans or non-qualified deferred compensation plans.
Shares of stock of the Company that covered individuals have the right to acquire through the exercise of stock options (whether or not vested) and unvested performance-based equity do not count towards compliance with the stock ownership guidelines.
As of December 31, 2025, all of our Named Executive Officers and non-employee directors were in compliance with the stock ownership guidelines, either through meeting the ownership requirement or by being within the transition period.

Employee and Retirement Benefits
We currently provide broad-based health and welfare benefits, including health, life, vision, and dental insurance, to our full-time employees, including our Named Executive Officers. In addition, we currently make available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees (including our Named Executive Officers) may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. We match 100% of elective deferrals up to a maximum per participant per calendar year equal to 5% of the participant’s eligible compensation, in addition to making non-elective employer contributions. Matching contributions to our 401(k) plan are not subject to vesting requirements. All contributions under our 401(k) plan are subject to certain annual dollar limitations in accordance with applicable laws, which are periodically adjusted for changes in the cost of living. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our Named Executive Officers.
Potential Payments Upon Termination or Change in Control
Executive Severance Plan
On February 3, 2025, the Compensation Committee of the Board adopted the Infinity Natural Resources, Inc. Executive Change in Control and Severance Plan (the “Executive Severance Plan”). The Executive Severance Plan provides severance pay and benefits to eligible officers and management employees, including Messrs. Arnold, Sproule and Wolfe. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Executive Severance Plan.
Upon the termination of a Named Executive Officer’s employment due to a termination by the Company without Cause or a resignation by the Named Executive Officer for Good Reason (each, a “Qualifying Termination”) that occurs outside of the period commencing on the date on which a Change in Control is consummated and ending 24 months after a Change in Control is consummated (the “Change of Control Protection Period”), the Named Executive Officer would be entitled to receive the following severance benefits: (i) a cash severance payment equal to the product of (a) the sum of the Named Executive Officer’s base salary and target annual bonus for the year of termination (the “Annual Compensation”) and (b) the Applicable Non-CIC Severance Multiple (which is 1.5 for Messrs. Arnold and Sproule, and 1.0 for Mr. Wolfe), payable in substantially equal installments over 18 months for Messrs. Arnold and Sproule, and 12 months for Mr. Wolfe, (ii) any earned but unpaid annual bonus with respect to the prior completed calendar year (if any, the “Earned Annual Bonus”), (iii) a pro-rated portion of such Named Executive Officer’s annual bonus for the current calendar year determined based on actual performance levels (the “Pro-Rated Bonus”) and (iv) a cash payment equal to the product of (a) the monthly amount of the premiums for the Named Executive Officer’s group health plan coverage plans (the “Monthly COBRA Amount”) and (b) 18 for Messrs. Arnold and Sproule, and 12 for Mr. Wolfe.
Upon the termination of a Named Executive Officer’s employment due to a Qualifying Termination that occurs during a Change of Control Protection Period, the Named Executive Officer would be entitled to receive the following severance benefits, payable in lump sum within 60 days after such Named Executive Officer’s date of termination: (i) a cash severance payment equal to the product of (a) the Annual Compensation and (b) 2.5 for Messrs. Arnold and Sproule, and 1.5 for Mr. Wolfe, (ii) the Earned Annual Bonus, (iii) the Pro-Rated Bonus and (iv) a cash payment equal to the product of (a) the Monthly COBRA Amount and (b) 24 for Messrs. Arnold and Sproule, and 18 for Mr. Wolfe.
Payment of any severance benefits under the Executive Severance Plan to a Named Executive Officer is subject to the Named Executive Officer’s (i) execution and non-revocation of a general release of claims in favor of the Company and (ii) continued compliance with the cooperation covenant set forth in the Executive Severance Plan and the other restrictive covenant obligations set forth in the Named Executive Officer’s participation agreement and any other agreement to which the Named Executive Officer is a party.

Equity Award Treatment
Pursuant to the terms of the Omnibus Plan and applicable award agreements, if a Named Executive Officer’s employment terminates due to death or disability, then upon the applicable termination date their unvested RSUs will accelerate and vest in full and their unvested PSUs will vest pro rata (with such vesting deemed to be achieved at target performance). If a Named Executive Officer’s employment is terminated by the Company without Cause or by the Named Executive Officer for Good Reason (each, as defined in the applicable award agreement), then (i) upon the applicable termination date, their unvested RSUs will vest pro rata and (ii) their unvested PSUs will remain eligible to vest pro rata at the end of the performance period (with such vesting based on actual performance).
In the event of a Change in Control (as defined in the Omnibus Plan) in which the surviving entity assumes the unvested portion of the RSUs and/or the PSUs, and if the Named Executive Officer’s employment is terminated by the Company without Cause or by the Named Executive Officer for Good Reason within 24 months following such Change in Control, then 100% of the then-unvested RSUs will immediately accelerate and vest, and the then-unvested PSUs will accelerate and vest (with such vesting deemed to be achieved at the greater of target and actual performance for the PSUs).
In the event of a Change in Control in which the surviving entity does not assume the unvested portion of any RSUs and/or the PSUs, then 100% of the then-unvested RSUs will immediately accelerate and vest, and the then-unvested PSUs will accelerate and vest (with such vesting deemed to be achieved at the greater of target and actual performance for the PSUs).
Policies and Practices Related to the Grant of Option Awards
Following our IPO, the Company has not granted stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policies or practices regarding the timing of such awards in relation to the Company’s disclosure of material nonpublic information. In the event the Company decides to grant such awards in the future, the Board and the Compensation Committee will consider appropriate practices and policies with respect to the foregoing.

DIRECTOR COMPENSATION
In connection with the closing of the IPO, we adopted a non-employee director compensation policy (the “Director Compensation Policy”), pursuant to which our non-employee directors are eligible to receive compensation for their services on our Board. Pursuant to the Director Compensation Policy, our non-employee directors are entitled to receive the following annual retainers: $65,000 for service as a member of our Board, $20,000 for service as the chair of the Audit Committee, $15,000 for service as the chair of the Compensation Committee and $10,000 for service as the chair of the NGS Committee. Our non-employee directors may elect to receive their annual retainers in the form of additional RSUs (which will be subject to the same vesting schedule as the annual RSU grants described below) or in cash. If paid in cash, the retainers will be paid in four equal quarterly installments in arrears. In addition to the annual retainers, our non-employee directors will each receive an annual grant of RSUs with a grant date value of $160,000 and such award will vest on the one-year anniversary of the date of grant, subject to the non-employee director’s continued service on our Board through the applicable vesting date. In addition, the non-executive Chairperson, if any, will receive additional RSUs with a grant date value (as determined by our Board) equal to approximately $75,000. Each director is fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.
2025 Director Compensation Table
The following table presents information regarding compensation paid to our non-employee directors during the 2025 Fiscal Year.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Katherine M. Gallagher	—	$225,000	$225,000
Scott Gieselman	—	$240,000	$240,000
Steven Gray	—	$300,000	$300,000
Sarah James(4)	—	$245,000	$245,000
David Poole	—	$235,000	$235,000
__________
(1)In accordance with the Director Compensation Policy, our non-employee directors who are employees of Pearl Energy Investments, L.P., NGP Energy Capital Management, L.L.C., Carnelian or any of their respective affiliates (which, for the 2025 Fiscal Year, were Messrs. Cobb and Quinn and Brian Seline who resigned from the Board effective February 23, 2026) are not eligible to receive compensation for their services on our Board. Accordingly, Messrs. Cobb, Quinn and Seline did not receive any compensation for their services on our Board during the 2025 Fiscal Year.
(2)With respect to the 2025 Fiscal Year, each of Messrs. Gieselman, Gray and Poole and Mses. Gallagher and James elected to receive their annual retainers in the form of additional RSUs in lieu of cash.
(3)The amounts in this column represent the aggregate grant date fair value of the RSUs granted to our non-employee directors on March 17, 2025, computed in accordance with FASB ASC Topic 718. These RSUs vested in full on March 17, 2026. As of December 31, 2025: (i) Ms. Gallagher held 13,059 unvested RSUs, (ii) Mr. Gieselman held 13,929 unvested RSUs, (iii) Mr. Gray held 17,411 unvested RSUs, (iv) Ms. James held 14,219 unvested RSUs and (v) Mr. Poole held 13,639 unvested RSUs.
(4)Ms. James resigned from the Board effective February 23, 2026.

EXECUTIVE OFFICERS
The following table sets forth the names, ages and titles of our executive officers as of April 13, 2026. Biographical information for Mr. Arnold, our President, Chief Executive Officer and Director, is included above with the director biographies.

Name	Age	Title
Zack Arnold	43	President, Chief Executive Officer and Director
David Sproule	46	Executive Vice President, Chief Financial Officer and Director
Raleigh Wolfe	40	General Counsel and Secretary
David Sproule has served as our Executive Vice President and Chief Financial Officer and a member of the Board of the Company or INR Holdings since June 2017. Prior to joining Infinity, from July 2015 to June 2017, Mr. Sproule acted as a consultant advising exploration and production companies operating within the Appalachian Basin. Prior to that, Mr. Sproule was a director at Tudor Pickering, Holt & Co. advising exploration and production companies predominantly within the Appalachian Basin on strategic M&A and capital raising activities. Mr. Sproule is a graduate of Yale University where he holds a B.A. in History.
Raleigh Wolfe has served as our General Counsel since June 2024 and Secretary since January 2025. Mr. Wolfe previously served as an attorney at Vinson & Elkins L.L.P. from October 2013 to June 2024, most recently in the role of Counsel, where he represented public and private companies in capital markets offerings and mergers and acquisitions, primarily in the oil and natural gas industry. Mr. Wolfe holds a Bachelor of Science degree from Clemson University, a Master of Business Administration from Louisiana State University and a Juris Doctor from Louisiana State University.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
Under the Company’s Related Party Transactions Policy, our Audit Committee reviews and approves any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, in which the Company is or will be a participant, where the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and in which any Related Party has or will have a direct or indirect material interest (a “Related Party Transaction”). Related Party Transaction also includes any material amendment or modification to an existing Related Party Transaction. A “Related Party” means:
•any person who is or was since the beginning of the last fiscal year, even if such person does not presently serve in that role, an executive officer, director, or nominee for director of the Company;
•any shareholder that beneficially owns more than 5% of any class of the Company’s voting securities; or
•an Immediate Family Member of any such person.
In reviewing and approving Related Party Transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the Related Party’s interest in the transaction, whether the transaction will be undertaken in the ordinary course of business, and the purpose and the potential benefits to the Company of the proposed transaction.
Under the Related Party Transactions Policy, the following transactions are deemed to be automatically pre-approved and do not need to be brought to the Audit Committee for approval:
•any employment relationship or transactions involving an executive officer of the Company, as long as the executive officer is not an immediate family member of another executive officer, director or 5% owner of the Company, the related compensation is reported in the Company’s proxy statement, and the compensation paid to the executive officer was approved by the Compensation Committee;
•transactions involving the recovery of erroneously awarded compensation computed as provided by the rules of the SEC and NYSE listing standards that is reported in the Company’s proxy statement;
•transactions involving compensation and benefits paid to a director for service as a director of the Company if the compensation is reported in the Company’s proxy statement;
•transactions with another company in which the only relationship of a director or executive officer or immediate family member of a director or executive officer is as an employee (other than an executive officer), a director, or a beneficial owner of less than 10% (together with their immediate family members) of that company’s outstanding equity, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other company’s annual revenues;
•transactions in which the interest of the Related Party arises solely from the ownership of a class of equity securities of the Company, and all holders of that class of equity securities receive the same benefit on a pro rata basis;
•transactions in which the rates or charges involved are determined by competitive bids;
•charitable contributions, grants, or endowments by the Company or the Company’s charitable foundation to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $250,000 or 2% of the charitable organization’s annual receipts;
•transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; and
•transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Annually, the Audit Committee reviews any previously approved related party transaction or arrangement that is continuing and determines based on then existing facts and circumstances whether it is in our best interest to continue, modify or terminate each such transaction or arrangement.
The Related Party Transactions Policy supplements the Conflicts of Interest provisions in our Code of Ethics.
Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests except as approved by the General Counsel of the Company or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations include, among others, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company, and any circumstance, event, relationship or situation in which the personal interest of any of our directors, officers or employees interferes or appears to interfere with our interests as a whole. A copy of our Code of Ethics is available on our website at www.infinitynaturalresources.com. We intend to satisfy the disclosure requirement regarding any amendment to, or any waiver of, a provision of the Code of Ethics by posting such information on our website.
Although our management believes that the terms of the Related Party Transactions described below are reasonable, it is possible that we could have negotiated more favorable terms for such transactions with unrelated third parties.
Related Party Transactions
Funds affiliated with Pearl Energy Investments, L.P., NGP Energy Capital Management, L.L.C. and Quantum Capital Group each beneficially own, on an as-converted basis, more than 5% of the outstanding shares of Class A common stock of the Company. For the current ownership of each Related Person and its related affiliates in the Company, please see the “Security Ownership of Certain Beneficial Owners and Management” section below. Pearl also has two director representatives currently serving on the Board, and Carnelian has one director representative currently serving on the Board.
Because of their significant ownership in the Company and board representation, any otherwise qualifying transactions between the Company and investments affiliated with any of these Related Persons is considered a related person transaction under the Company’s Related Party Transaction Policy. The following list reflects the Company’s related party transactions for 2025 and the first quarter of 2026. We believe that the terms of these arrangements are no less favorable to either party than those held with unaffiliated parties.
INR Holdings LLC Agreement
Under the Second Amended and Restated Limited Liability Company Agreement of Infinity Natural Resources, LLC (“INR Holdings” and, such agreement, the “INR Holdings LLC Agreement”), we have the right to determine when distributions will be made to us and the holders (other than the Company) of INR Units and a corresponding number of shares of Class B common stock (collectively, the “INR Unit Holders”) and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the INR Unit Holders and us on a pro rata basis in accordance with our respective percentage ownership of INR Units.
We and the INR Unit Holders will generally incur U.S. federal, state and local income taxes on our proportionate share of any taxable income of INR Holdings and will be allocated our proportionate share of any taxable loss of INR Holdings. Net profits and net losses of INR Holdings generally will be allocated to us and the INR Unit Holders on a pro rata basis in accordance with our respective percentage ownership of INR Units, except that certain non-pro rata adjustments will be required to be made to reflect built-in gains and losses and tax depreciation, depletion and amortization with respect to such built-in gains and losses. The INR Holdings LLC Agreement provides, to the extent cash is available, for pro rata tax distributions to us and the INR Unit Holders in an amount at least sufficient to allow us to pay our taxes and make payments under that certain Tax Receivable Agreement, dated as of January 30, 2025, by and among the Company and the Pearl, NGP, certain other co-investors and the management members that directly and indirectly own equity interests in INR Holdings or its wholly owned subsidiaries (the “Existing Owners” and, such agreement, the “Tax Receivable Agreement”). For the tax year ended December 31, 2025, INR Holdings did not make any payments to the Company or the INR Unit Holders pursuant to the Tax Receivable Agreement.
The INR Holdings LLC Agreement provides that, except as otherwise determined by us, at any time we issue a share of our Class A common stock or any other equity security (other than pursuant to an incentive plan, stockholders rights plan or to a member in connection with redemption of INR Units by such member), the net proceeds received by us with respect to such issuance, if any, shall be concurrently contributed to INR Holdings, and INR Holdings shall issue to us one INR Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, INR Holdings shall redeem, repurchase or otherwise acquire an equal number of INR Units held by us, upon the same terms and for the same price, as such shares of our Class A common stock are redeemed, repurchased or otherwise acquired.
Under the INR Holdings LLC Agreement, the members have agreed that any member and/or its affiliates will be permitted to engage in business activities or invest in or acquire businesses which may compete with our business.
INR Holdings will be dissolved only upon the first to occur of (a) approval of its dissolution by the managing member and a vote in favor of dissolution by at least two-thirds of the holders of its INR Units, (b) a change of control transaction that is not approved by at least two-thirds of the holders of its INR Units, (c) such time as there are no remaining members of INR Holdings or (d) entry of a judicial order to dissolve INR Holdings. Upon dissolution, INR Holdings will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner (subject to establishing cash reserves for contingent liabilities): (i) first, to all expenses incurred in liquidation, (ii) second, to creditors in satisfaction of all debts, liabilities and obligations of INR Holdings and (iii) third, to the members in proportion to the number of INR Units owned by each of them.
Tax Receivable Agreement
We are party to the Tax Receivable Agreement. This agreement generally provides for the payment by the Company to the Existing Owners of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company (a) actually realizes with respect to taxable periods ending after this offering or (b) is deemed to realize in the event of a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the Board) or the Tax Receivable Agreement terminates early (at our election or as a result of our breach) with respect to any taxable periods ending on or after such change of control or early termination event, in each case, as a result of (i) the tax basis increases resulting from the exchange of INR Units and the corresponding surrender of an equivalent number of shares of Class B common stock by the Existing Owners for a number of shares of Class A common stock on a one-for-one basis or, at our option, the receipt of an equivalent amount of cash pursuant to the INR Holdings LLC Agreement and (ii) deductions arising from imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. INR will retain the benefit of the remaining 15% of these cash savings, if any. If we experience a change of control or the Tax Receivable Agreement terminates early, we could be required to make substantial, immediate lump-sum payments to the Existing Owners.
Certain Relationships
Issuance of Series A Preferred Stock
Securities Purchase Agreement
On February 18, 2026, the Company entered into a Securities Purchase Agreement with the Preferred Purchasers, pursuant to which, on February 23, 2026 (the “Initial Issue Date”), the Company issued and sold 350,000 shares of newly designated Series A Preferred Stock at a price of $1,000 per share (the “Initial Liquidation Preference”) for an aggregate purchase price of $350 million (the “Preferred Investment”). Quantum acquired 275,000 shares of Series A Preferred Stock, and Carnelian acquired 75,000 shares of Series A Preferred Stock. The

Securities Purchase Agreement contains customary representations, warranties and covenants of the Company and the Preferred Purchasers.
In connection with the Preferred Investment, we agreed to provide the Preferred Purchasers with certain customary registration rights, including rights with respect to the filing of a shelf registration statement, underwritten offering rights and piggyback rights with respect to any shares of Class A common stock of the Company issuable upon conversion of the Series A Preferred Stock.
Certificate of Designation
Each share of Series A Preferred Stock has the powers, designations, preferences, and other rights of the shares of such series as are set forth in the Certificate of Designation of the Series A Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on February 23, 2026 (the “Certificate of Designation”).
Dividends
Holders of Series A Preferred Stock are entitled to dividends (i) at the rate of 8% per annum until but excluding the five year anniversary of the Preferred Closing, and (ii) at the rate of 12% per annum on and after the five year anniversary of the Preferred Closing. Holders of Series A Preferred Stock will also be entitled to participate in any dividends or other distributions declared or paid in cash on the shares of Class A common stock, on an as-converted basis. Dividends are payable quarterly in arrears, and dividends accrued through and including the second anniversary of the Preferred Closing may be paid, at the Company’s option, in cash or by increasing the Initial Liquidation Preference of each share of Series A Preferred Stock by the amount of the applicable dividend. After the second anniversary of the Preferred Closing, dividends must be paid in cash; however, to the extent the Company is restricted from paying dividends in cash, dividends will accrue as an increase to the Initial Liquidation Preference and will incur a 2% per annum increase to the regular dividend rate then in effect. In each case, the Company’s ability to pay cash dividends is subject to the restrictions under that certain Credit Agreement, dated as of September 25, 2024, by and among INR Holdings, the lenders from time to time party thereto and Citibank, N.A., as the administrative agent, collateral agent and an issuing bank.
Liquidation Preference
The Series A Preferred Stock ranks senior to the Class A common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company (“Liquidation”), on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series A Preferred Stock with respect to distribution rights and rights upon Liquidation, junior to any class or series of capital stock of the Company expressly designated as ranking junior to the Series A Preferred Stock with respect to distribution rights and rights upon Liquidation and junior in right of payment to the Company’s existing and future indebtedness. Upon a Liquidation, each share of Series A Preferred Stock is entitled to receive an amount equal to the greater of (i) a liquidation preference equal to the greater of (A) an internal rate of return of 13% per annum on the Initial Liquidation Preference or (B) a 1.3x return on the Initial Liquidation Preference and (ii) the amount such holder would have received in respect of the number of shares of Class A common stock that would be issuable upon conversion of such share of Series A Preferred Stock. The Regular Dividend for the quarter ended March 31, 2026, accrued as an increase to the Initial Liquidation Preference on the Series A Preferred Stock.
Conversion Rights
Each holder of Series A Preferred Stock has the right, at its option, to convert its Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Class A common stock at a conversion price equal to $21.39 per share, subject to certain customary adjustments.
Additionally, until the approval of the Stock Issuance Proposal or a similar stockholder proposal, the aggregate number of shares of Class A common stock issuable or deliverable upon conversion of any Series A Preferred Stock (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to the Class A common stock) is capped at 19.9% of the shares of common stock issued and outstanding immediately prior to the issuance of the Series A Preferred Stock.
Finally, the Company has the right beginning three years after the issuance of the Series A Preferred Stock to convert any shares of Series A Preferred Stock into fully paid and non-assessable shares of Class A common stock if the last reported sales price of its Class A common stock for any 20 of the last 30 trading days exceeds 140% of the conversion price.
Redemption and Repurchase Rights
The Company may, at its option, redeem all or any of the Series A Preferred Stock for cash at any time beginning five years after the issuance of the Series A Preferred Stock at a price resulting in the holders of Series A Preferred Stock achieving an internal rate of return of 15% per annum on the Initial Liquidation Preference. Upon a change of control of the Company, any share of Series A Preferred Stock to be repurchased would be entitled to receive an amount in cash equal to the greater of (i) an internal rate of return of 13% per annum on the Initial Liquidation Preference or (ii) a 1.3x return on the Initial Liquidation Preference.
Voting and Consent Rights
Holders of Series A Preferred Stock generally are entitled to vote with the holders of the shares of Class A common stock on all matters submitted for a vote of holders of shares of Class A common stock (voting together with the holders of shares of Class A common stock as one class) on an as-converted basis. Prior to approval of the Stock Issuance Proposal or a similar stockholder proposal, the Preferred Purchasers’ voting power with respect to the Series A Preferred Stock is capped at 19.9% of the shares of common stock issued and outstanding immediately prior to the issuance of the Series A Preferred Stock.
Additionally, subject to certain exceptions and ownership thresholds, the consent of the holders of Series A Preferred Stock holding a majority of the then outstanding shares of Series A Preferred Stock is required for, among other things, certain amendments to the Company’s organizational documents, issuances of senior or parity securities, payment of dividends, delisting from the NYSE or deregistration from Section 12 of the Exchange Act, formation of non-wholly owned subsidiaries, the incurrence of debt up to a certain threshold and any deviation from certain enumerated hedging requirements.
Director Appointment Right
In connection with the Preferred Investment, Carnelian is entitled to appoint one individual to the Board. Carnelian will have the exclusive right to appoint and elect one director to the Board for so long as Carnelian (i) owns, of record or beneficially, all of the shares of Series A Preferred Stock issued to Carnelian at the Preferred Closing and (ii) holds of record and beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 3% of the outstanding shares of Class A common stock and the Class B common stock, par value $0.01 per share, of the Company, on a fully diluted basis, including the shares of Class A common stock issuable upon conversion of shares of Series A Preferred Stock.
In connection with the Preferred Investment and pursuant to the Certificate of Designation, Carnelian nominated Matthew Kelly to serve on the Board, and Mr. Kelly was appointed to the Board effective February 23, 2026.
For so long as holders of outstanding shares of Series A Preferred Stock have the right to appoint the Series A Director, the shares of Series A Preferred Stock held by Carnelian will be the only shares of Series A Preferred Stock entitled to vote on or consent to the removal without cause of the Series A Director, and the shares of Series A Preferred Stock owned by any other holders as of the record date for determining stockholders entitled to vote thereon will have no voting rights with respect to such matter. In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation, or removal of the Series A Director, then Carnelian, voting on behalf of the holders of outstanding shares of Series A Preferred Stock entitled to vote thereon, voting separately as a single class, shall have the exclusive right to appoint an individual to fill such vacancy, and the shares of Series A Preferred Stock owned by any other holders as of the record date for determining stockholders entitled to vote thereon shall have no voting rights with respect to such matter; provided that the replacement appointee will be an employee of Carnelian and subject to the approval of the Board. In the event that Carnelian shall fail to appoint in writing a representative to fill the vacant Series A Director seat on the Board, and such Board seat shall remain vacant until such time as Carnelian elects an individual to fill such seat in accordance with the Certificate of Designation, and during any period where such seat remains vacant, the Board nonetheless shall be deemed duly constituted. Carnelian’s right to appoint the Series A Director is non-transferable.
As a condition to Carnelian’s right to appoint a Series A Director, the Series A Director appointee shall submit to the Board an irrevocable resignation letter stating that the Series A Director resigns upon the lapsing of the right to appoint a Series A Director contained in the Certificate of Designation (the “Resignation Letter”), which the Board shall have the right to accept or reject upon such future date. Notwithstanding the foregoing, at the time when Carnelian ceases to be entitled to appoint and elect a Series A Director pursuant to the terms of the Certificate of Designation, the right of Carnelian to appoint and elect a Series A Director shall permanently terminate and from and after such time and, subject to acceptance of the Resignation Letter by the Board, the Series A Director shall cease to be qualified to serve as a director, such directorship shall terminate and the size of the Board shall automatically be reduced (unless the Board, in its sole discretion, elects to fill such vacancy with another director).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of April 13, 2026:
•each person known to us to beneficially own more than 5% of any class of our outstanding common stock, including on an as-converted basis;
•each of our Named Executive Officers;
•each member of our Board and each director nominee; and
•all of our directors, director nominees and executive officers as a group.
A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the directors, executive officers or stockholders, as the case may be.
As of April 13, 2026, there were issued and outstanding (i) 18,751,177 shares of Class A common stock, (ii) 44,780,230 shares of Class B common stock, and (ii) 350,000 shares of Series A Preferred Stock outstanding, which are initially exchangeable for 16,493,688 shares of Class A common stock.

	Shares of Class A Common Stock Beneficially Owned(12)		Shares of Class B Common Stock Beneficially Owned		Total Capital Stock Beneficially Owned(2)
Name of Beneficial Owner(1)	Number	Percentage	Number	Percentage	Number	Percentage
5% Stockholders:
Investment Funds managed by Pearl Energy Investments, L.P(3)	—	—	28,894,732	64.50%	28,894,732	36.1%
Investment Funds managed by NGP(4)	—	—	9,631,441	21.50%	9,631,441	12.0%
American Century(5)	1,834,586	5.2%	—	—	1,834,586	2.3%
BlackRock, Inc.(6)	1,131,762	3.2%	—	—	1,131,762	1.4%
Chase Oil Corporation(7)	2,055,709	5.8%	—	—	2,055,709	2.6%
Franklin Resources, Inc.(8)	1,299,091	3.7%	—	—	1,299,091	1.6%
Westwood Management Corp(9)	2,050,941	5.8%	—	—	2,050,941	2.6%
Etineles Holdings V, LLC(10)(12)	3,536,095	10.0%	—	—	3,536,095	4.4%
INR (II) Investments, LLC(11)(12)	12,959,327	36.8%	—	—	12,959,327	16.2%
Named Executive Officers, Directors and Director Nominees:
Zack Arnold	5,500	*	1,796,588	4.00%	1,802,088	2.3%
David Sproule	—	—	1,521,581	3.40%	1,521,581	1.9%
Raleigh Wolfe	55,332	*	—	—	55,332	*
Steven Cobb	—	—	—	—	—	—
William J. Quinn(3)(13)	—	—	28,894,732	64.50%	28,894,732	36.1%
Katherine M. Gallagher	13,059	*	—	—	13,059	*
Scott Gieselman	63,929	*	—	—	63,929	*
Steven D. Gray(14)	82,411	*	232,439	*	314,850	*
Matthew Kelly	—	—	—	—	—	—
Scott McNeill	—	—	—	—	—	—
David Poole	42,285	*	—	—	42,285	*
Executive Officers, Directors and Director Nominees as a Group (11 persons)	262,516	1.4%	32,445,340	72.5%	32,707,856	40.9%

_______________________________________
*Less than 1%
(1)The amounts and percentages of common stock beneficially owned on an as-converted basis are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise noted, the address for each beneficial owner listed below is 2605 Cranberry Square, Morgantown, WV 26508.
(2)For each applicable beneficial owner, percent ownership has been computed based on a total of 80,025,095 shares of common stock outstanding on an as-converted basis as of April 13, 2026, consisting of (i) 18,751,177 shares of Class A common stock, (ii) 44,780,230 shares of Class B common stock, and (ii) 16,493,688 shares of Class A common stock initially issuable upon the exchange of the 350,000 shares of Series A Preferred Stock outstanding.
(3)Represents the INR Units, which may be redeemed on a one-for-one basis (together with the cancellation for no consideration of an equal number of shares of Class B common stock) for newly-issued shares of Class A common stock, held by PEI INR Holdings, L.P. (“PEI INR Holdings”), Pearl Energy Investments, L.P. (“Pearl”), Pearl Energy Investments III, L.P. (“Pearl III”), PEI Infinity-S, L.P. (“Pearl Infinity-S”), PEI INR Co-Invest-B Corp. (“PEI INR Co-Invest”) and Pearl Energy Investment III GP, L.P. (“Pearl Energy Investment” and, collectively with PEI INR Holdings, Pearl, Pearl III, Pearl Infinity-S, PEI INR Co-Invest, the “Pearl Funds”). The Pearl Funds are controlled by William J. Quinn, the founder and managing partner of Pearl. Each of the Pearl Funds and Mr. Quinn may be deemed to have beneficial ownership of the shares of common stock held by the Pearl Funds. Mr. Quinn disclaims beneficial ownership of the shares held by the Pearl Funds except to the extent of his pecuniary interest therein. The principal address for Mr. Quinn is 2100 McKinney Ave, Suite 1675, Dallas, TX 75201.
(4)Represents the INR Units, which may be redeemed on a one-for-one basis (together with the cancellation for no consideration of an equal number of shares of Class B common stock) for newly-issued shares of Class A common stock, held by NGP XI US Holdings, L.P. (the “NGP Fund” and, together with its affiliates, “NGP”). NGP XI Holdings GP, L.L.C. is the sole general partner of the NGP Fund, and NGP Natural Resources XI, L.P. is the sole member of NGP XI Holdings GP, L.L.C. G.F.W. Energy XI, L.P. is the sole general partner of NGP Natural Resources XI, L.P., and GFW XI, L.L.C. is the sole general partner of G.F.W. Energy XI, L.P. GFW XI, L.L.C. has delegated full power and authority to manage the NGP Fund to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick, Sam Stoutner and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. The principal address for each of the above referenced entities is 2850 N. Harwood Street, 19th Floor, Dallas, TX 75201.
(5)Information based on an amendment to Schedule 13G filed by American Century Investment Management, Inc. (“ACIM”) with the SEC on January 8, 2026, reporting that ACIM, in its capacity as investment advisor, has sole voting power over 1,834,586 shares, sole dispositive power over 1,834,586 shares, shared voting power over 0 shares, and shared dispositive power over 0 shares. ACIM’s Schedule 13G/A contains information as of January 8, 2026, and may not reflect accurate or complete information about ACIM’s current holdings. INR takes no responsibility for such information and makes no representation as to its accuracy or completeness as of the date hereof or on any subsequent date. ACIM’s principal business address is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.
(6)Information based on an amendment to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on July 17, 2025, reporting that Franklin Resources has sole voting power over 1,092,883 shares, sole dispositive power over 1,131,762 shares, shared voting power over 0 shares, and shared dispositive power over 0 shares. BlackRock’s Schedule 13G/A contains information as of July 17, 2025, and may not reflect accurate or complete information about BlackRock’s current holdings. INR takes no responsibility for such information and makes no representation as to its accuracy or completeness as of the date hereof or on any subsequent date. BlackRock’s principal business address is 50 Hudson Yards New York, NY 10001.
(7)Information based on a Schedule 13G filed by Chase Oil Corporation (“Chase Oil”) with the SEC on January 20, 2026, reporting that Chase Oil has sole voting power over 2,055,709 shares, sole dispositive power over 2,055,709 shares, shared voting power over 0 shares, and shared dispositive power over 0 shares. Chase Oil’s Schedule 13G contains information as of January 20, 2026, and may not reflect accurate or complete information about Chase Oil’s current holdings. INR takes no responsibility for such information and makes no representation as to its accuracy or completeness as of the date hereof or on any subsequent date. Chase Oil’s principal business address is 11344 Lovington Highway, Artesia, NM 88210.
(8)Information based on an amendment to Schedule 13G filed by Franklin Resources, Inc. (“Franklin Resources”) with the SEC on July 17, 2025, reporting that Franklin Resources, in its capacity as investment advisor, has sole voting power over 1,299,091 shares, sole dispositive power over 1,299,091 shares, shared voting power over 0 shares, and shared dispositive power over 0 shares. Franklin Resources’ Schedule 13G/A contains information as of January 26, 2026, and may not reflect accurate or complete information about Franklin Resources’ current holdings. INR takes no responsibility for such information and makes no representation as to its accuracy or completeness as of the date hereof or on any subsequent date. Franklin Resources’ principal business address is One Franklin Parkway, San Mateo, CA 94403-1906.
(9)Information based on an amendment to Schedule 13G filed by WESTWOOD MANAGEMENT CORP /TX (“Westwood”) with the SEC on April 7, 2025, reporting that Westwood has sole voting power over 2,050,941 shares, sole dispositive power over 2,050,941 shares, shared voting power over 0 shares, and shared dispositive power over 0 shares. Westwood’s Schedule 13G/A contains information as of April 7, 2025, and may not reflect accurate or complete information about Westwood’s current holdings. INR takes no responsibility for such information and makes no representation as to its accuracy or completeness as of the date hereof or on any subsequent date. Westwood’s principal business address is 200 Crescent Court, Suite 1200 Dallas, TX 75201.
(10)Represents (i) 1,734 shares of Class A common stock and (ii) 75,000 shares of Series A Preferred Stock, which are initially convertible into 3,506,311 shares of Class A common stock, plus an additional 28,050 shares to account for the dividend paid on March 31, 2026 by increasing the liquidation preference of the shares of Series A Preferred Stock each directly held by Etineles Holdings V, LLC

(“Carnelian”). Tomas Ackerman and Daniel Goodman are the managing members of Carnelian Energy Capital Holdings, LLC, which serves as the general partner of Carnelian Energy Capital GP V, L.P., which serves as the general partner of Carnelian Energy Capital V, L.P., which is the sole member of CEC Selenite III Holdings, LLC, which is the sole member of Carnelian. Each disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein. The principal address for Carnelian is 2229 San Felipe St., Suite 1450, Houston, TX 77019.
(11)Represents 275,000 shares of Series A Preferred Stock held directly by INR (II) Investments, LLC, which are initially convertible into 12,856,475 shares of Class A common stock, plus an additional 102,852 shares to account for the dividend paid on March 31, 2026 by increasing the liquidation preference of the shares of Series A Preferred Stock. Quantum Capital Solutions II GP, LLC (“QCS II GP”) is the manager of INR (II) Investments, LLC. Any decision taken by QCS II GP to vote, or to direct to vote, and to dispose, or to direct the disposition of, the securities held by INR (II) Investments, LLC must be approved by a majority of the members of QCS II GP’s investment committee and such majority must include S. Wil VanLoh. The principal address for Quantum is 800 Capitol Street, Suite 3600, Houston, Texas 77002.
(12)Reflects shares of Class A common stock on an as-converted basis after giving effect to the conversion of the shares of Series A Preferred Stock, and including the dividend paid on March 31, 2026 as an increase to the liquidation preference of the shares of Series A Preferred Stock, held by Quantum or Carnelian, as applicable.
(13)Includes 28,894,732 shares of common stock held of record by the Pearl Funds. The Pearl Funds are controlled by William J. Quinn, the founder and managing partner of Pearl Energy Investments, L.P. Each of the Pearl Funds and Mr. Quinn may be deemed to have beneficial ownership of the shares of common stock held by the Pearl Funds. Mr. Quinn disclaims beneficial ownership of the shares held by the Pearl Funds except to the extent of his pecuniary interest therein. The principal address for Mr. Quinn is 2100 McKinney Ave, Suite 1675, Dallas, TX 75201.
(14)Includes (i) 23,244 INR Units, which may be redeemed on a one-for-one basis (together with the cancellation for no consideration of an equal number of shares of Class B common stock) for newly-issued shares of Class A common stock, and 17,411 shares of Class A common stock held by Steven D. Gray, (ii) 209,195 INR Units, which may be redeemed on a one-for-one basis (together with the cancellation for no consideration of an equal number of shares of Class B common stock) for newly-issued shares of Class A common stock, and 50,000 shares of Class A common stock held by the SD Gray Family Partnership LP (“SD Gray Family Partnership”), over which Mr. Gray has control and (iii) 15,000 shares of Class A common stock held by The Gray Management Trust (“Gray Trust”). Mr. Gray controls the investment decisions of the SD Gray Family Partnership and has management control over the SD Gray Management Co., which is the general partner of the SD Gray Family Partnership, and accordingly may be deemed to share beneficial ownership of the common stock held by the SD Gray Family Partnership. Mr. Gray is a trustee and beneficiary of the Gray Trust. The principal address of the SD Gray Family Partnership is 6440 Cherry Hills Dr, Frisco, TX 75036.

PROPOSAL 2: APPROVAL ON A NON-BINDING ADVISORY BASIS OF OUR NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the Dodd-Frank Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
As described in detail under the heading “Executive Compensation,” our executive compensation programs are designed to attract, motivate and retain our Named Executive Officers, who are critical to our success. Please read “Executive Compensation” and the accompanying tables and narrative disclosure for details about our executive compensation programs. We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of Infinity Natural Resources, Inc. (the “Company”) approve, by a non-binding advisory vote, the compensation of the Named Executive Officers for 2026, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation, the 2025 Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on our company, our Board or the Compensation Committee. However, our Board and the Compensation Committee value the opinions of our stockholders and intend to consider our stockholders’ views regarding our executive compensation programs, including in making future decisions relating to such programs.
Vote Required and Board Recommendation
The approval by a non-binding advisory vote of our Named Executive Officer compensation requires the vote of a majority of the votes cast by the stockholders present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will not be counted as a vote cast and, therefore, will not have an effect on the outcome of the vote. Broker non-votes have no effect on the outcome of the vote.
Our Board unanimously recommends that you vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3: RECOMMENDATION ON A NON-BINDING ADVISORY BASIS THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Act also enables our stockholders to indicate, on a non-binding, advisory basis, how frequently we should seek an advisory vote to approve the compensation of our Named Executive Officers, such as the Say-On-Pay Proposal included in this Proxy Statement. By voting on this Say-On-Frequency Proposal, stockholders may indicate whether they would prefer future advisory votes to approve Named Executive Officer compensation every one year, every other year or every three years, or stockholders may abstain from voting.
After careful consideration of this Say-On-Frequency Proposal, the Board has determined that an advisory vote to approve our Named Executive Officer compensation that occurs every one year is the most appropriate alternative for the Company, and therefore the Board recommends that you vote for “every one year” as the frequency of future advisory votes to approve our Named Executive Officer compensation.
In formulating its recommendation, the Board considered that an annual advisory vote to approve our Named Executive Officer compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every one year, which is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Say-On-Frequency Proposal.
You may cast your vote on your preferred voting frequency by choosing the option of every one year, every other year or every three years or abstain from voting. However, because this vote is advisory and not binding on the Company or the Board, the Board may decide that it is in the best interests of the Company to hold an advisory vote to approve our Named Executive Officer compensation more or less frequently than the option approved by our stockholders.
Vote Required and Board Recommendation
The option of every one year, every other year or every three years that receives a majority of the votes cast by shares that are present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter at the Annual Meeting will be considered the frequency selected by the stockholders. In the event that no option receives such majority, we will consider the option that receives the most votes to be the option selected by the stockholders.
Our Board unanimously recommends that you vote for “EVERY ONE YEAR” as the frequency for future advisory votes to approve the compensation of our Named Executive Officers.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP, which has been our independent audit firm since 2023, has been appointed by our Audit Committee as our independent auditors for the fiscal year ending December 31, 2026, and our Audit Committee has further directed that the appointment of Deloitte & Touche LLP be submitted for ratification by our stockholders at the Annual Meeting. We have been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent auditors and their clients. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.
Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Amended and Restated Bylaws (as amended, the “Bylaws”), Corporate Governance Guidelines, committee charters or otherwise. However, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent accounting firm at any time during the year if our Audit Committee determines that such a change would be in our and our stockholders’ best interests.
Principal Accounting Firm Fees
The table below sets forth the aggregate fees billed by Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for the last two fiscal years.

Auditor Fees(1)	2024	2025
Audit Fees	$2,642,219	$1,486,704
Audit-Related Fees	—	77,000
Tax Fees	33,425	785,616
All Other Fees	2,674	—
Total	$2,678,318	$2,349,320
____________________________________
(1)Audit Fees. This category consists of the annual audit of our consolidated financial statements and the interim reviews of the quarterly consolidated financial statements and services rendered in connection with registration statements, including comfort letters and consents.
Audit-Related Fees. This category consists of fees billed for professional services provided in connection with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not reported under Audit Fees.
Tax Fees. This category includes all fees associated with tax compliance, tax advice, and tax planning work.
All Other Fees. This category consists of fees for all other services that are not reported above.
Audit Committee Approval
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee intends to establish a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

We did not have an Audit Committee in 2023 or 2024. In connection with the consummation of the IPO, our Board approved the provision of certain audit services by Deloitte & Touche LLP and concluded that such services were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions, which services were ratified by the Audit Committee.
On an annual basis, the Audit Committee reviews and pre-approves the Company engaging the independent registered public accounting firm for the following year. As part of this process, the Audit Committee pre-approves all audit and permitted audit-related and non-audit services to be performed by the independent registered public accounting firm, including the fees relating thereto. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. All fees described in the table above were pre-approved by the Audit Committee.
Vote Required and Board Recommendation
Assuming a quorum is present, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will have the same effect as a vote against this proposal. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.
Our Board unanimously recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

PROPOSAL 5: ISSUANCE OF CLASS A COMMON STOCK
General
Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock, or of securities convertible into or exercisable for common stock, in certain circumstances, including if the number of shares of common stock to be issued is, or will upon issuance be, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.
Pursuant to the Securities Purchase Agreement (as defined below), the Company issued an aggregate of 350,000 shares of Series A Preferred Stock. The Series A Preferred Stock, pursuant to the terms set forth in the Certificate of Designation (as defined below) and subject to approval by the Company’s stockholders of the Stock Issuance Proposal, is convertible into shares of Class A common stock. As of the Record Date and without giving effect to the Conversion Limitation, the shares of Series A Preferred Stock issued and outstanding were convertible into 16,493,688 shares of Class A common stock. In certain circumstances, the total aggregate number of shares of Class A common stock issuable upon the conversion of the Series A Preferred Stock may be increased in accordance with the terms of the Certificate of Designation. For example, dividends accrued through and including the second anniversary of the Initial Issue Date of the Series A Preferred Stock may be paid, at the Company’s option, in kind by increasing the Initial Liquidation Preference of each share of Series A Preferred Stock by the amount of the applicable dividend.
The Company is asking stockholders to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of Class A common stock upon the conversion of, or otherwise issued pursuant to the Securities Purchase Agreement, the shares of Series A Preferred Stock pursuant to the terms in the Certificate of Designation.
Background
On February 18, 2026, the Company entered into the Securities Purchase Agreement with affiliates of Quantum and Carnelian, to issue and sell at the Preferred Closing (as defined below) 350,000 shares of Series A Preferred Stock, at a price of $1,000 per share for an aggregate purchase price of $350 million. The Series A Preferred Stock is subject to the terms and conditions set forth in the Certificate of Designation.
Pursuant to the Certificate of Designation, each holder of Series A Preferred Stock has the right, at its option, to convert its Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Class A common stock at a conversion price equal to $21.39 per share, subject to certain customary adjustments. Additionally, until receipt of the stockholder approvals contemplated by Section 312.03 of the NYSE Listed Company Manual with respect to the issuance of shares of Class A common stock upon conversion of the Series A Preferred Stock in excess of the limitations imposed by such rules, the aggregate number of shares of Class A common stock issuable or deliverable upon conversion of any Series A Preferred Stock (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to the Class A common stock) is capped at 12,619,321 shares, or 19.9% of the shares of common stock issued and outstanding immediately prior to the issuance of the Series A Preferred Stock.
NYSE Stockholder Approval Requirement
The Class A common stock into which the Series A Preferred Stock will convert is listed on the NYSE, and, as such, the Company is subject to the rules set forth in the NYSE Listed Company Manual, including Section 312.03. In order to comply with the NYSE Listed Company Manual and to satisfy conditions under the Securities Purchase Agreement, the Company is seeking stockholder approval of the Stock Issuance Proposal. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. In addition, Section 312.03(d) of the NYSE Listed Company Manual requires stockholder approval prior to an issuance that will result in a change of control of the issuer.
In accordance with the requirements of Section 312.03 of the NYSE Listed Company Manual, and pursuant to the terms of the Securities Purchase Agreement and the Certificate of Designation, the Company is seeking the approval of its stockholders for the issuance of shares of Class A common stock issuable upon the conversion of the Series A Preferred Stock, which may be converted at Quantum’s or Carnelian’s option into shares of Class A common stock. Because the issuance of Class A common stock upon conversion of the Series A Preferred Stock would implicate Section 312.03(c) and could implicate Section 312.03(d) given NYSE rules do not define "change of control," we are seeking stockholder approval prior to making such issuance.
Effect on Current Stockholders
If the Stock Issuance Proposal is adopted, the shares of Series A Preferred Stock outstanding would initially be convertible into 16,493,688 shares of Class A common stock as of the Record Date, which number may be increased in certain circumstances in accordance with the terms of the Certificate of Designation. The issuance of such shares would result in significant dilution to our stockholders who are not the holders of Series A Preferred Stock and would afford our stockholders a smaller percentage interest in the voting power, liquidation value, and aggregate book value of the Company. This means that our current stockholders who are not party to the Securities Purchase Agreement will own a smaller interest in us as a result of the conversion and therefore have less ability to influence significant corporate decisions requiring stockholder approval. Issuance of shares of Class A common stock upon conversion of the Series A Preferred Stock will also have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our Class A common stock to decline.
Description of Series A Preferred Stock
For a description of the Series A Preferred Stock, including the rights of the Preferred Purchasers, see the section of this proxy statement titled “Certain Relationships and Related Party Transactions—Certain Relationships—Issuance of Series A Preferred Stock” and the Current Report on Form 8-K we filed with the SEC on February 23, 2026.
Consequences of Failing to Obtain Stockholder Approval
Under the terms of the Securities Purchase Agreement, we are required to include a proposal to approve the issuance of all of the shares of Class A common stock issuable upon conversion of the shares of Series A Preferred Stock. If our stockholders do not approve the Stock Issuance Proposal at the Annual Meeting, then we will continue to seek the approval of the Stock Issuance Proposal by our stockholders at least bi-annually until such approval is obtained.
Interest of Certain Persons in Matters to be Acted Upon
No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Stock Issuance Proposal that is not shared by our stockholders.
Vote Required and Board Recommendation
Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting will be required to approve this proposal. For purposes of this proposal, “votes cast” means votes cast “FOR” or “AGAINST” the proposal and excludes abstentions and broker non-votes. Because abstentions and broker non-votes are not considered votes cast, they will have no effect on the outcome of this proposal. Under the rules of the NYSE, this proposal is considered a “non-routine” matter, which means that brokers, banks, and other nominees who hold shares in “street name” on behalf of beneficial owners do not have discretionary authority to vote on this proposal without receiving voting instructions from the beneficial owner. Accordingly, if you are a beneficial owner and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on this proposal and will be treated as a “broker non-vote.”
Our Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal.

GENERAL INFORMATION
Annual Report
SEC rules require us to provide an Annual Report to stockholders who receive this Proxy Statement. Additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the financial statements and the notes to the financial statements, are available without charge to stockholders upon written request to Infinity Natural Resources, Inc., Attn: General Counsel and Secretary, 2605 Cranberry Square, Morgantown, West Virginia, 26508 or via the Internet at www.infinitynaturalresources.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.
Other Business
Our management does not know of any other matters to come before the Annual Meeting, and our Board does not intend to present any other items of business other than those stated in the Notice of 2026 Annual Meeting of Stockholders. If, however, any other matters do come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.
Stockholder Proposals
If you wish to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2027 annual meeting of stockholders, you must submit the proposal to our General Counsel and Secretary no later than December 25, 2026.
In addition, if you desire to bring business or nominate an individual for election or re-election as a director outside of Rule 14a-8 under the Exchange Act before our 2027 annual meeting of stockholders, you must comply with our Bylaws, which currently require that you provide written notice of such business to our General Counsel and Secretary no earlier than February 9, 2027, and no later than the close of business on March 11, 2027, and otherwise comply with the advance notice and other provisions set forth in our Bylaws, which currently includes, among other things, the submission of specified information. For additional requirements, stockholders should refer to Article II, Section 2.03 of our Bylaws, a current copy of which may be obtained from our General Counsel and Secretary.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2027.
Availability of Certain Documents
A copy of our Annual Report has been posted on the internet along with this Proxy Statement and proxy materials to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our Annual Report including exhibits. Please send a written request to our General Counsel and Secretary at:
Infinity Natural Resources, Inc.
2605 Cranberry Square
Morgantown, West Virginia 26508
Attention: Raleigh Wolfe, General Counsel and Secretary
The charters for our Audit Committee, Compensation Committee and NGS Committee, as well as our Corporate Governance Guidelines, our Policy for Accounting-Related Complaints and our Code of Ethics are posted in the Investor Relations portion of our website at ir.infinitynaturalresources.com, and are also available in print without charge upon written request to our General Counsel and Secretary at the address above.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our General Counsel and Secretary at the address above, or by calling (304) 212-2350.
If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
In this section of the Proxy Statement, we answer some common questions regarding the Annual Meeting and the voting of shares of common stock and, on an as converted basis, Series A Preferred Stock at the Annual Meeting.
When and where will the Annual Meeting be held?
The Annual Meeting will be a virtual meeting, conducted exclusively via live webcast. There will not be a physical location for the Annual Meeting, and you will not be able to attend the Annual Meeting in person.
You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/INR2026. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability, on your proxy card, or on the instructions that accompanied your proxy materials.
Stockholders will have the same rights and opportunities to participate in our virtual Annual Meeting as they would at an in-person meeting.
The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the Annual Meeting.
The Annual Meeting webcast will begin promptly at 9:30 a.m. Eastern Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online access to the Annual Meeting will open at 9:15 a.m. Eastern Time.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual Annual Meeting website?
If you encounter any technical difficulties with the virtual Annual Meeting website on the Annual Meeting day, please call the technical support number that will be posted on the virtual Annual Meeting log in page. Technical support will be available starting at 9:15 a.m. Eastern Time on June 9, 2026 and until the Annual Meeting has finished.
How do I submit a question at the Annual Meeting?
Stockholders will be able to submit questions live during the virtual Annual Meeting by following the on-screen instructions. We will answer questions relevant to meeting matters and that otherwise comply with the Annual Meeting rules of conduct. Questions regarding personal matters or matters not relevant to the Annual Meeting will not be answered.
Why did I receive a Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting in the mail instead of a paper copy of the proxy materials?
The SEC has approved rules allowing companies to furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing paper copies. We believe these rules provide a convenient and quick way in which our stockholders can access the proxy materials and vote their shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.
Accordingly, certain of our stockholders will receive a Notice and will not receive paper copies of the proxy materials unless they request them. Instead, the Notice will provide such stockholders with notice of the Annual Meeting and will also provide instructions regarding how such stockholders can access and review all the proxy materials on the internet. The Notice also provides instructions as to how you may submit your proxy electronically via the internet or by telephone. If you received the Notice and you would instead prefer to receive a paper or electronic copy of the proxy materials, you should follow the instructions for requesting such materials that are provided in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.
Why did you send me the proxy materials or the Notice?
We sent you the proxy materials or the Notice because we are holding our Annual Meeting and our Board is asking for your proxy to vote your shares at the Annual Meeting. We have summarized information in this Proxy Statement that you should consider in deciding how to vote at the Annual Meeting.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy electronically via the internet, by telephone or by requesting and returning a paper Proxy Card, or you may vote your shares by submitting an electronic ballot during the Annual Meeting.
Who can vote?
You are entitled to vote your shares if our records show that you were the owner of shares of our common stock or Series A Preferred Stock as of the close of business on April 13, 2026, the record date for determining the stockholders who are entitled to vote at the Annual Meeting. As of April 13, 2026, there were a total of 18,751,177 shares of Class A common stock, 44,780,230 shares of Class B common stock issued and, subject to the Conversion Limitation, 350,000 shares of Series A Preferred Stock entitled to vote at the Annual Meeting. You get one vote for each share of common stock that you own. Each record holder of Series A Preferred Stock will have a number of votes equal to the largest number of whole shares of Class A common stock into which such shares are convertible on the Record Date (subject to the Conversion Limitation) on each matter that is properly brought before the Annual Meeting and on which holders of Series A Preferred Stock are entitled to vote together with common stock as a single class. As of the Record Date, there were 350,000 shares of Series A Preferred Stock outstanding, which, as of such date, were convertible into 16,493,688 shares of Class A common stock, of which 12,619,321 shares are eligible to be voted pursuant to the Conversion Limitation.
How is a quorum determined?
The holders of record of a majority of the voting power of the issued and outstanding shares of our capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Broker non-votes will also be considered present for the purpose of determining whether we have a quorum. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of a quorum. If you authorize your proxy online or telephonically or sign and return your Proxy Card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to indicate your vote on the Proxy Card.
What is the required vote for approval?
Directors will be elected at the Annual Meeting by a plurality of the votes cast in respect of the shares present in person or represented by proxy and entitled to vote on the election of directors, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected (with holders of our common stock and holders of Series A Preferred Stock voting together as a single class). Votes withheld and broker non-votes will have no effect on the voting results for the election of directors. There is no cumulative voting. See “Corporate Governance—Plurality Voting in Director Elections” for additional information regarding the plurality voting standard.
The recommendation on the frequency of future advisory votes to approve our Named Executive Officer compensation (every one year, every other year, or every three years) that receives the greatest number of votes cast by the stockholders present or represented by proxy at the Annual Meeting and entitled to vote on the proposal (with holders of our common stock and holders of Series A Preferred Stock voting together as a single class) will be considered the frequency recommended by the stockholders. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on the results of the recommendation.
The approval of the Say-On-Pay Proposal, the Auditor Ratification Proposal and the Stock Issuance Proposal each require the vote of a majority of the votes cast by the stockholders present or represented by proxy at the Annual Meeting and entitled to vote on the proposal (with holders of our common stock and holders of Series A Preferred Stock voting together as a single class). If you abstain for purposes of these proposals, your abstention will not be counted as a vote cast and, therefore, will not have an effect on the results of such vote. Broker non-votes will have no effect on the outcome of the Say-On-Pay Proposal or the Stock Issuance Proposal. The rules of the NYSE permit brokers to vote uninstructed shares at their discretion regarding the Auditor Ratification Proposal, so we do not expect any broker non-votes on this proposal.
Why are holders of our capital stock being asked to vote on the election of only eight director nominees?
Our Board currently consists of ten members. A total of eight director nominees will be voted upon at the Annual Meeting. Holders of our common stock and holders of our Series A Preferred Stock, voting together as a single class, are being asked to vote on each of the eight director nominees. Mr. Sproule will serve on the Board through the end of his current term on date of the Annual Meeting but was not nominated for re-election. The right to appoint the Series A Director is held exclusively by Carnelian. See the section of this Proxy Statement titled “Certain Relationships and Related Party Transactions—Certain Relationships—Issuance of Series A Preferred Stock —Certificate of Designation— Director Appointment Right” for more information.
Why do holders of Series A Preferred Stock have voting and consent rights that differ from those of the holders of common stock?
The central voting rights of our Series A Preferred Stock generally adhere to the one-share, one-vote principle (based on the number of shares of Class A common stock issuable upon a conversion of our Series A Preferred Stock (subject to the Conversion Limitation)). On matters where holders of common stock and Series A Preferred Stock vote together as a single class, each holder of the Series A Preferred Stock is entitled to a number of votes that is equivalent to the number of shares of Class A common stock issuable upon a conversion of that holder’s Series A Preferred Stock. The Series A Preferred Stock does not have disproportionate voting power as compared to the common stock on matters where it votes as a single class with the common stock. There are no “high-vote” mechanisms that entitle the holders of Series A Preferred Stock to cast votes on these matters in excess of the number of shares of Class A common stock issuable upon a conversion of the Series A Preferred Stock. As is not uncommon for preferred stock investors, Carnelian, through its affiliates (as the holders of our Series A Preferred Stock), have the right to appoint one director to our Board, subject to a fall-away concept described below.
Additionally, subject to certain exceptions and ownership thresholds, the consent of the holders of Series A Preferred Stock holding a majority of the then outstanding shares of Series A Preferred Stock is required for, among other things, certain amendments to the Company’s organizational documents, issuances of senior or parity securities, payment of dividends, delisting from the NYSE or deregistration from Section 12 of the Exchange Act, formation of non-wholly owned subsidiaries, the incurrence of debt up to a certain threshold and any deviation from certain enumerated hedging requirements. As a general matter, the Preferred Purchasers must hold at least 60,000 shares of Series A Preferred Stock to maintain the consent rights listed above and certain consent rights held by the Series A Preferred Stock will terminate automatically when less than 100,000 shares of Series Preferred Stock remain outstanding in the aggregate.
The voting rights of the Series A Preferred Stock are subject to qualifications. Carnelian’s director appointment right is non-transferrable. In connection with the Preferred Investment, Carnelian is entitled to the exclusive right, subject to the approval of the Board, to appoint and elect one director to the Board for so long as Carnelian (i) owns, of record or beneficially, all of the shares of Series A Preferred Stock issued to Carnelian on the initial issue date of the Preferred Investment and (ii) holds of record and beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 3% of the outstanding shares of Class A common stock and the Class B common stock on a fully diluted basis, including the shares of Class A common stock issuable upon conversion of shares of Series A Preferred Stock. In connection with the Preferred Investment, and pursuant to the Certificate of Designation, Carnelian designated Matthew Kelly to serve on the Board, and Mr. Kelly was appointed to the Board effective February 23, 2026. For a description of the Series A Preferred Stock, including additional information about Carnelian’s director appointment right, see the section of this proxy statement titled “Certain Relationships and Related Party Transactions—Certain Relationships—Issuance of Series A Preferred Stock.”
If Carnelian ceases to own, of record or beneficially, (i) all of the shares of Series A Preferred Stock issued to it on the initial issue date of the Preferred Investment or (ii) 3% or more of the outstanding shares of Class A common stock and the Class B common stock on a fully diluted basis, including the shares of Class A common stock issuable upon conversion of shares of Series A Preferred Stock, its right to appoint the Series A Director falls away.
Moreover, we will have the right to redeem all or a portion of the Series A Preferred Stock at our election on or after February 23, 2031. Given that the right of the Series A Preferred Stock to appoint one director to our Board is limited to Carnelian and the fall away provisions for both the director appointment right and consent rights described above, we believe that the voting and consent rights of the Series A Preferred Stock do not inappropriately favor the holders of our Series A Preferred Stock.
How do I vote by proxy?
Follow the instructions on the Notice or the Proxy Card to authorize a proxy to vote your shares at the Annual Meeting electronically via the internet or by telephone or, if you received paper proxy materials, by completing and returning the Proxy Card. The individuals named and designated as proxies will vote your shares as you instruct. You have the following choices in voting your shares:
•You may vote on each proposal, in which case your shares will be voted in accordance with your choices.
•In voting on the election of director nominees, you may either vote “FOR ALL,” “WITHHOLD ALL” or “FOR ALL EXCEPT” with respect to each nominee.
•You may abstain from voting on the Say-On-Pay Proposal, the Say-On-Frequency Proposal, the Auditor Ratification Proposal and the Stock Issuance Proposal.
You may return a signed Proxy Card without indicating your vote on any matter, in which case the designated proxies will vote to (1) elect the eight director nominees, (2) approve, on an advisory basis, our named executive officer compensation, (3) recommend, on an advisory basis, “every one year” as the frequency of future advisory votes to approve our named executive officer compensation, (4) ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm and (5) approve the issuance of the shares of Class A common stock issuable upon the conversion of the Series A Preferred Stock.
How can I authorize my proxy online or via telephone?
In order to authorize your proxy online or via telephone, go to www.proxyvote.com or call the toll-free number reflected on the Notice, and follow the instructions. If your shares of common stock are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. Please have your Notice in hand when accessing the site, as it contains a Control Number required for access. You can authorize your proxy electronically via the internet or by telephone at any time prior to 11:59 p.m. Eastern Time, on June 8, 2026, the day before the Annual Meeting.
If you received paper proxy materials, you may also refer to the enclosed Proxy Card for instructions. If you choose not to authorize your proxy electronically, please complete and return the paper Proxy Card in the pre-addressed, postage-paid envelope provided.

What if other matters come up at the Annual Meeting?
As of the date of this Proxy Statement, the only matters we know of that will be voted on at the Annual Meeting are the proposals we have described herein. If other matters are properly presented at the Annual Meeting, the designated proxies will vote your shares at their discretion.
Can I change my previously authorized vote?
Yes, you can change your vote at any time before the vote on a proposal either by executing or authorizing, dating and delivering to us a new proxy electronically via the internet, by telephone or by mail at any time prior to 11:59 p.m. Eastern Time, on June 8, 2026, the day before the Annual Meeting, by giving us a written notice revoking your Proxy Card or by attending the Annual Meeting virtually and voting your shares during the Annual Meeting. Your virtual attendance at the Annual Meeting will not, by itself, revoke a proxy previously given by you. We will honor the latest dated proxy.
Proxy revocation notices or new proxy cards should be sent to Infinity Natural Resources, Inc., 2605 Cranberry Square, Morgantown, West Virginia, 26508 Attention: General Counsel and Secretary.
Can I vote during the Annual Meeting rather than by authorizing a proxy?
You can virtually attend the Annual Meeting and vote your shares during the Annual Meeting; however, we encourage you to authorize your proxy to ensure that your vote is counted. Authorizing your proxy electronically or telephonically, or submitting a Proxy Card, will not prevent you from later attending the Annual Meeting and voting your shares during the Annual Meeting.
Will my shares be voted if I do not provide my proxy?
Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the NYSE rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The Auditor Ratification Proposal is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions.
Brokerage firms do not have the authority under the NYSE rules to vote on non-routine matters, which include the Director Election Proposal, the Say-On-Pay Proposal, the Say-On-Frequency Proposal and the Stock Issuance Proposal. If you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted and will result in “broker non-votes.” Broker non-votes will be considered present for the purpose of determining whether we have a quorum. Broker non-votes will not have an effect on Director Election Proposal, the Say-On-Pay Proposal, the Say-On-Frequency Proposal and the Stock Issuance Proposal.
What do I do if my shares are held in “street name”?
If your shares of common stock or Series A Preferred Stock are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. If your shares of common stock or Series A Preferred Stock are held in “street name” and you would like to electronically vote your shares during the Annual Meeting, you must contact your broker, bank or other nominee to obtain a proxy form from the record holder of your shares.
Who will count the votes?
A representative of The Carideo Group, Inc. will count the votes and will serve as the independent inspector of election.

Who pays for this proxy solicitation?
We do. We will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of shares of common stock and in obtaining voting instructions from those owners. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail or in person. None of our employees will receive any extra compensation for providing those services.
What are the implications of being an “emerging growth company?”
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements.
We will remain an emerging growth company until the earlier of: (a) the last day of the year following the fifth anniversary of the consummation of our IPO, (b) the last day of the year in which we have total annual gross revenue of at least $1.235 billion, (c) the last day of the year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of the second quarter of such year, or (d) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Who can help with my questions?
If you have additional questions about this Proxy Statement or the Annual Meeting or would like to receive additional copies, without charge, of this document or our Annual Report, please contact:
Infinity Natural Resources, Inc.
2605 Cranberry Square
Morgantown, West Virginia 26508
Attention: General Counsel and Secretary

INFINITY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/INR2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V93503-P47876

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFINITY NATURAL RESOURCES, INC.

The Board of Directors recommends you vote FOR the following proposal:

	For All	Withhold All	For All Except
1. To elect eight directors to our Board of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Zack Arnold
02) Steven D. Gray
03) Steven Cobb
04) Katherine M. Gallagher
05) Scott Gieselman
06) Scott McNeill
07) David Poole
08) William J. Quinn

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, by a non-binding advisory vote, our named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To recommend, by a non-binding advisory vote, the frequency of future advisory votes to approve our named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V93504-P47876

INFINITY NATURAL RESOURCES, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 9, 2026 9:30 AM ET
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Zack Arnold and Raleigh Wolfe, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock and/or preferred stock of INFINITY NATURAL RESOURCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM ET, on June 9, 2026, virtually at www.virtualshareholdermeeting.com/INR2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. In the event that any of the nominees named on the reverse side of this form are unavailable for election or unable to serve, the shares represented by the proxy may be voted for a substitute nominee selected by the Board of Directors.

Continued and to be signed on reverse side